   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON NOVEMBER 22, 1999


                                                      REGISTRATION NO. 333-87299
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                              DIGITAL IMPACT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

              DELAWARE                               7310                              94-3286913
  (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL               (I.R.S. EMPLOYER
   INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)             IDENTIFICATION NUMBER)

                                 177 BOVET ROAD
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 356-3400
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                WILLIAM C. PARK
                            CHIEF EXECUTIVE OFFICER
                              DIGITAL IMPACT, INC.
                                 177 BOVET ROAD
                          SAN MATEO, CALIFORNIA 94402
                                 (650) 356-3400
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

               JEFFREY D. SAPER, ESQ.                                 ALAN F. DENENBERG, ESQ.
                   SELIM DAY, ESQ.                                      SHEARMAN & STERLING
                 DAVID R. KING, ESQ.                              1550 EL CAMINO REAL, SUITE 100
                  AVA M. HAHN, ESQ.                                    MENLO PARK, CA 94025
             ELIZABETH A. CHEEVER, ESQ.                                   (650) 330-2200
          WILSON SONSINI GOODRICH & ROSATI
              PROFESSIONAL CORPORATION
                 650 PAGE MILL ROAD
             PALO ALTO, CALIFORNIA 94304
                   (650) 493-9300

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after this Registration Statement is declared effective.
     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [ ]
     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]
     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]


----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------
                                                                  PROPOSED MAXIMUM
                   TITLE OF EACH CLASS OF                        AGGREGATE OFFERING            AMOUNT OF
                SECURITIES TO BE REGISTERED                           PRICE(1)            REGISTRATION FEE(2)
----------------------------------------------------------------------------------------------------------------
Common Stock, $0.001 par value..............................        $77,625,000                 $21,580
----------------------------------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------------------------------



(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o).



(2) A fee of $18,100 has been previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

      THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THE PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                 SUBJECT TO COMPLETION, DATED NOVEMBER 22, 1999


                                4,500,000 Shares

                                      LOGO

                                 DIGITAL IMPACT

                                  Common Stock
                               ------------------


     Prior to this offering, there has been no public market for our common stock. The initial public offering price of the common stock is expected to be between $13.00 and $15.00 per share. Our common stock has been approved for listing on The Nasdaq Stock Market's National Market under the symbol "DIGI."


     The underwriters have an option to purchase a maximum of 675,000 additional shares to cover over-allotments of shares.

     INVESTING IN OUR COMMON STOCK INVOLVES RISKS. SEE "RISK FACTORS" ON PAGE 6.

                                                                             UNDERWRITING
                                                           PRICE TO          DISCOUNTS AND        PROCEEDS TO
                                                            PUBLIC            COMMISSIONS       DIGITAL IMPACT
                                                       -----------------   -----------------   -----------------
Per Share............................................  $                   $                   $
Total................................................  $                   $                   $

     Delivery of the shares of common stock will be made on or about
                     , 1999.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

CREDIT SUISSE FIRST BOSTON
                 HAMBRECHT & QUIST
                                 DONALDSON, LUFKIN & JENRETTE
                                               U.S. BANCORP PIPER JAFFRAY
           The date of this prospectus is                     , 1999.

Inside Front Cover Graphics

Text: Delivering Relevant Emarketing Messages for Premier Companies.

[Logos of our clients: The Gap, Onsale, entry point, Tower Records, wine.com, pets.com, garden.com, The Sharper Image, Foster & Smith, DigitalWorks, Financial Engines, ebay, Macy's, cooking.com, Tavolo, Peet's Coffee & Tea, shockwave.com, iGo.com, Fogdog Sports, SmarterKids.com, Another Universe, Reel.com, doughNET, furniture.com, BMG Direct, proflowers.com, NexTag.com, visualize and Agency.com]

[Photograph of a woman using a laptop computer, photograph of a boy dancing, photograph of computer screens displaying our email campaigns]

[Logo of Digital Impact -- The Science of eMarketing]

Gatefold Graphics

Text: The Digital Impact Process: Providing Technology-Enabled Emarketing Services.

[Five bubbles depicting the stages of our emarketing process, labeled: "customer profiles", "content", "campaign management", "send", "track & report", and "analyze". The campaign management bubble has smaller bubbles surrounding its periphery, depicting our campaign management features, labeled: "schedule", "set up", "import data", "target", "integrate content", and "test". Floating in the background are computer screens displaying samples of our email campaigns.]

Text: Clients provide applicable content and customer information for each campaign. List integrity and profile information are managed as part of the service. Our structured campaign management process is used to target content and test each email format. Response data is recorded, analyzed and fed back into the customer profile for use in future campaign targeting.

[Logo of Digital Impact -- The Science of eMarketing]

Inside Back Cover Graphics

Text: Key Features of The Digital Impact Emarketing Services. Our emails are formatted to take advantage of the graphical capabilities of each recipient's email software. Offers are personalized based on customer preferences, profile, or purchase data. Best practices guidelines and rigorous testing are used to determine optimum subject lines, email structure and placement of offers.

[Photograph of computer screens displaying our email campaigns for The Gap, garden.com, Onsale, Reel.com and sharperimage.com]

[Logo of Digital Impact -- The Science of eMarketing]

                               ------------------

                               TABLE OF CONTENTS

                                       PAGE
                                       ----
PROSPECTUS SUMMARY ...................   2
RISK FACTORS .........................   6
YOU SHOULD NOT RELY ON FORWARD-
  LOOKING STATEMENTS .................  14
USE OF PROCEEDS ......................  14
DIVIDEND POLICY ......................  14
CAPITALIZATION .......................  15
DILUTION .............................  16
SELECTED FINANCIAL DATA ..............  18
MANAGEMENT'S DISCUSSION AND ANALYSIS
  OF FINANCIAL CONDITION AND RESULTS
  OF OPERATIONS ......................  19
BUSINESS .............................  27

                                       PAGE
                                       ----
MANAGEMENT ...........................  40
RELATED PARTY TRANSACTIONS ...........  50
PRINCIPAL STOCKHOLDERS ...............  52
DESCRIPTION OF CAPITAL STOCK .........  54
SHARES ELIGIBLE FOR FUTURE SALE ......  57
UNDERWRITING .........................  59
NOTICE TO CANADIAN RESIDENTS .........  61
LEGAL MATTERS ........................  62
EXPERTS ..............................  62
WHERE YOU CAN FIND OTHER DIGITAL
  IMPACT INFORMATION .................  62
INDEX TO FINANCIAL STATEMENTS ........ F-1

                               ------------------

     YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO PROVIDE YOU WITH INFORMATION THAT IS DIFFERENT. THIS DOCUMENT MAY ONLY BE USED WHERE IT IS LEGAL TO SELL THESE SECURITIES. THE INFORMATION IN THIS DOCUMENT MAY ONLY BE ACCURATE ON THE DATE OF THIS DOCUMENT.

                     DEALER PROSPECTUS DELIVERY OBLIGATION

     UNTIL                      , 1999 (25 DAYS AFTER THE COMMENCEMENT OF THIS
OFFERING), ALL DEALERS THAT EFFECT TRANSACTIONS IN THESE SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS OFFERING, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE DEALER'S OBLIGATION TO DELIVER A PROSPECTUS WHEN ACTING AS AN UNDERWRITER AND WITH RESPECT TO UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               PROSPECTUS SUMMARY

     You should read the following summary together with the more detailed information regarding our company and our financial statements and notes to those statements appearing elsewhere in this prospectus.

                              DIGITAL IMPACT, INC.

     Digital Impact offers internet direct marketing, or emarketing, services to businesses that wish to communicate more effectively with their customers online through email. We combine proprietary technologies, rigorous business processes and expertise developed over thousands of marketing promotions delivered through email, to provide a comprehensive, outsourced emarketing solution. These email marketing promotions, or what we refer to as email campaigns, are designed to maximize our clients' return on their marketing investment.

     Our core set of services includes campaign management, targeting and personalization, email format optimization, campaign tracking and reporting, and database hosting and management. We sell these services under the name Merchant Mail. In addition, we recently introduced the Email Exchange Network, an online marketing network that provides our clients with a new method to acquire additional online customers.

     Businesses and other marketing organizations spent an estimated $285 billion on general advertising in 1998, of which $160 billion was spent on direct marketing, according to the Direct Marketing Association. To capitalize on the growth of ecommerce, businesses are increasingly shifting this spending to online advertising and direct marketing. Forrester Research projects that total internet advertising expenditures in the U.S. will increase from $1.3 billion in 1998 to over $10 billion in 2002. Forrester also estimates that internet direct marketing will account for 60%, or $6.2 billion, of these expenditures in 2002, up from 15% in 1998.

     Email, the most widely used application on the internet today, is a critical element of internet direct marketing. Email offers businesses significant advantages over paper-based communications, including more rapid delivery, reduced costs and a greater degree of personalization. Emarketing campaigns using email generate response rates that are between three and ten times higher than the response rates for traditional direct mail campaigns, based on information reported by Jupiter Communications. In addition, many businesses do not have the desire or the ability to effectively design, implement and manage their own emarketing campaigns.

     We offer our clients a suite of emarketing services that includes email campaign services, customer acquisition tools, customer data analysis and strategic consulting services. These services provide our clients with the following benefits:

     - Targeted content relevant to each recipient.

     - Personalized formatting of customer emails.

     - In-depth performance tracking and campaign analysis.

     - Substantial emarketing domain expertise.

     - A robust technological infrastructure.

     - Significantly improved time to market.

     Our objective is to be the leading provider of emarketing services. As part of our strategy, we intend to:

     - Expand our service offerings.

     - Exploit new market opportunities.

     - Leverage our database of 20 million consumer profiles.

     - Establish the Email Exchange Network as a leading service for client acquisition.

     - Build our brand.

     We were incorporated in October 1997 and commenced sales of our services in December 1997. Our principal executive offices are located at 177 Bovet Road, Suite 200, San Mateo, California, 94402, and our telephone number is (650) 356-3400. Our web site is located at www.digitalimpact.com. Information contained on our web site does not constitute part of this prospectus.

                                  THE OFFERING

Common stock offered......................    4,500,000 shares
Common stock to be outstanding after this
offering..................................    23,548,954 shares
Use of proceeds...........................    For general corporate purposes.
Nasdaq National Market symbol.............    DIGI

-------------------------

     The share amounts in this table are based on shares outstanding as of September 30, 1999. This table excludes:

     - 8,795,000 shares of common stock reserved for issuance under our 1998 stock plan, of which options to purchase 3,517,715 shares were outstanding as of September 30, 1999, at a per share weighted average exercise price of $1.05.

     - 128,000 shares of convertible preferred stock that are issuable upon the exercise of outstanding warrants, at a per share weighted average exercise price of $0.72, and are convertible into 128,000 shares of common stock immediately before completion of this offering.

     - 1,200,000 shares reserved for issuance under our 1999 employee stock purchase plan and our 1999 director option plan.

     Subsequent to September 30, 1999, we granted options to purchase 489,000 shares of common stock at a per share weighted average exercise price of $6.17.
                           -------------------------

     Except as otherwise indicated, information in this prospectus is based on the following assumptions:

     - Our reincorporation in Delaware.

     - The conversion of each outstanding share of our convertible preferred stock into one share of common stock immediately before completion of this offering.

     - The filing of our amended and restated certificate of incorporation upon completion of this offering.

     - No exercise of the underwriters' over-allotment option.

                         SUMMARY FINANCIAL INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                         OCTOBER 16, 1997                     SIX MONTHS ENDED
                                        (DATE OF INCEPTION)    YEAR ENDED      SEPTEMBER 30,
                                           TO MARCH 31,        MARCH 31,     ------------------
                                               1998               1999        1998       1999
                                        -------------------    ----------    ------    --------
                                                                                (UNAUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues..............................        $    4            $ 1,307      $  121    $  3,257
Cost of revenues......................             4                674          87       1,617
                                              ------            -------      ------    --------
Gross margin..........................            --                633          34       1,640
                                              ------            -------      ------    --------
Operating expenses:
  Research and development............            27                966         209       2,518
  Sales and marketing.................            --                670         134       2,544
  General and administrative..........            77              1,151         181       2,164
  Stock-based compensation............            --              1,157         162       3,295
                                              ------            -------      ------    --------
     Total operating expenses.........           104              3,944         686      10,521
                                              ------            -------      ------    --------
Loss from operations..................          (104)            (3,311)       (652)     (8,881)
Interest income (expense), net........             1                 71          10          82
                                              ------            -------      ------    --------
Net loss..............................        $ (103)           $(3,240)     $ (642)   $ (8,799)
                                              ======            =======      ======    ========
Net loss per common share --
  basic and diluted...................        $(0.45)           $ (2.86)     $(1.95)   $  (2.94)
                                              ======            =======      ======    ========
Shares used in net loss per common
  share calculation -- basic and
  diluted.............................           231              1,133         330       2,991
                                              ======            =======      ======    ========
Pro forma net loss per share -- basic
  and diluted (unaudited).............                          $ (0.39)               $  (0.62)
                                                                =======                ========
Shares used in pro forma net loss per
  share calculation -- basic and
  diluted (unaudited).................                            8,370                  14,090
                                                                =======                ========


                                                                SEPTEMBER 30, 1999
                                                              ----------------------
                                                                          PRO FORMA
                                                              ACTUAL     AS ADJUSTED
                                                              -------    -----------
                                                                   (UNAUDITED)
BALANCE SHEET DATA:
Cash and cash equivalents...................................  $ 7,183      $64,473
Working capital.............................................    5,384       62,674
Total assets................................................   14,002       71,292
Capital lease obligations, less current portion.............      713          713
Long term debt, less current portion........................      197          197
Total stockholders' equity..................................    9,625       66,915


-------------------------


     The preceding balance sheet data is shown on an actual basis and a pro forma as adjusted basis to include the sale of shares of common stock by Digital Impact in this offering at an assumed initial public offering price of $14.00 per share, after deducting the estimated underwriting discounts and commissions and offering expenses.

                                  RISK FACTORS

     An investment in our common stock is very risky. You should carefully consider the risks described below, together with all of the other information in this prospectus, before buying shares in this offering.

BECAUSE OF OUR LIMITED OPERATING HISTORY AND THE EMERGING NATURE OF THE EMARKETING INDUSTRY, ANY PREDICTIONS ABOUT OUR FUTURE REVENUES AND EXPENSES MAY NOT BE AS ACCURATE AS THEY WOULD BE IF WE HAD A LONGER BUSINESS HISTORY, AND WE CANNOT DETERMINE TRENDS THAT MAY AFFECT OUR BUSINESS.

     We were incorporated in October 1997 and first recorded revenue in December 1997. Our limited operating history makes financial forecasting and evaluation of our business difficult. Since we have limited financial data, any predictions about our future revenues and expenses may not be as accurate as they would be if we had a longer business history. Because of the emerging nature of the emarketing industry, we cannot determine trends that may emerge in our market or affect our business. The revenue and income potential of the emarketing industry, and our business, are unproven.

WE HAVE A HISTORY OF LOSSES, WE EXPECT CONTINUING LOSSES AND WE MAY NEVER ACHIEVE PROFITABILITY.

     Our operating costs have exceeded our revenues in each quarter since our inception in October 1997. We incurred net losses of approximately $3.3 million from October 1997 through March 31, 1999 and approximately $8.8 million for the six months ended September 30, 1999. We had an accumulated deficit of approximately $12.1 million as of September 30, 1999. We cannot assure you that our revenues will continue to grow or that we will achieve or maintain profitability in the future. In addition, we expect that our product development, sales and marketing and administrative expenses will increase significantly in the future. Accordingly, we will need to significantly increase our revenues to achieve and maintain profitability. If we do not achieve or sustain profitability in the future, we may be unable to continue our operations.

OUR OPERATING RESULTS HAVE VARIED SIGNIFICANTLY IN THE PAST AND ARE LIKELY TO VARY SIGNIFICANTLY FROM PERIOD TO PERIOD, AND OUR STOCK PRICE MAY DECLINE IF WE FAIL TO MEET THE EXPECTATIONS OF ANALYSTS AND INVESTORS.

     Our operating results have varied significantly in the past and are likely to vary significantly from period to period. As a result, our operating results are difficult to predict and may not meet the expectations of securities analysts or investors. If this occurs, the price of our common stock would likely decline.

SEASONAL TRENDS MAY CAUSE OUR QUARTERLY OPERATING RESULTS TO FLUCTUATE, WHICH MAY ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK.

     The traditional direct marketing industry has typically generated lower revenues during the summer months and higher revenues during the calendar year-end months. We believe our business may be affected by similar revenue fluctuations, but our limited operating history is insufficient to predict the existence or magnitude of these effects. If we do experience these effects, analysts and investors may not be able to predict our quarterly or annual operating results, and if we fail to meet expectations of analysts and investors, our stock price could decline.

IF BUSINESSES AND CONSUMERS FAIL TO ACCEPT EMARKETING AS A MEANS TO ATTRACT NEW CUSTOMERS, DEMAND FOR OUR SERVICES MAY NOT DEVELOP AND THE PRICE OF OUR COMMON STOCK WOULD DECLINE.

     The market for emarketing is new and rapidly evolving, and our business will be harmed if sufficient demand for our services does not develop. Our current and planned services are very different from the traditional methods that many of our clients have historically used to attract new customers and maintain customer relationships. Demand for emarketing, including our services, may not materialize for several reasons, including:

     - Businesses that have already invested substantial resources in other methods of marketing and communications may be reluctant to adopt new marketing strategies and methods.

     - Consumers and businesses may choose not to accept emarketing messages.

     - Businesses may elect not to engage in emarketing because consumers may confuse permission-based email services with unsolicited commercial email.

     - The effectiveness of direct marketing through the use of emails may diminish significantly if the volume of direct marketing email saturates consumers.

A SMALL NUMBER OF CLIENTS ACCOUNT FOR A HIGH PERCENTAGE OF OUR REVENUES, AND THE LOSS OF A MAJOR CLIENT COULD RESULT IN LOWER THAN EXPECTED REVENUES.

     A small number of clients account for a high percentage of our revenues. The loss of a major client could harm our business. For the fiscal year ended March 31, 1999, three clients accounted for 26.8%, 11.5% and 10.9% of our revenues. For the six months ended September 30, 1999, four of our clients accounted for 9.7%, 8.4%, 8.4% and 8.2% of our revenues. We expect that a small number of clients will continue to account for a high percentage of our revenues for at least the next twelve months.

COMPETITION IN THE EMARKETING INDUSTRY IS INTENSE AND, IF WE ARE UNABLE TO COMPETE EFFECTIVELY, THE DEMAND FOR, OR THE PRICES OF, OUR SERVICES MAY DECLINE.

     The market for emarketing is intensely competitive, rapidly evolving and experiences rapid technological change. We expect the intensity of competition to increase significantly in the future because of the attention the internet has received as a medium for advertising and direct marketing and because there are no significant barriers to entry into our market. Intense competition may result in price reductions, reduced sales, gross margins and operating margins, and loss of market share.

     Our principal competitors include:

     - Providers of emarketing solutions such as @Once, Acxiom and its affiliate Bigfoot, Exactis.com, Kana Communications, L-Soft, Media Synergy, MessageMedia, NetCreations, Responsys.com and YesMail.com.

     - The in-house information technology departments of our existing and prospective clients.

     In addition, we expect competition to persist and intensify in the future, which could harm our ability to increase sales and maintain our prices. In the future, we may experience competition from Internet service providers, advertising and direct marketing agencies and other large established businesses such as America Online, DoubleClick, Microsoft, IBM, AT&T, Yahoo!, ADVO and the Interpublic Group of Companies. Each of these companies possess large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a number of emarketing solutions. These potential competitors may also choose to enter the market for emarketing by acquiring one of our existing competitors or by forming strategic alliances with these competitors. Any of these occurrences could harm our ability to compete effectively.

     For a further discussion of our competition, please see
"Business -- Competition."

RAPID TECHNOLOGICAL CHANGES COULD CAUSE OUR SERVICES TO BECOME OBSOLETE AND UNMARKETABLE OR REQUIRE US TO REDESIGN OUR SERVICES, WHICH COULD BE COSTLY AND TIME-CONSUMING.

     The market for emarketing services is characterized by rapid technological change. Our services could become obsolete and unmarketable if we are unable to adapt our services to these new technologies. For example, the emergence of new media formats such as streaming video and audio may require us to adapt our services to remain competitive which could be costly and time-consuming.

IF WE DO NOT ATTRACT AND RETAIN ADDITIONAL HIGHLY-SKILLED PERSONNEL WE MAY BE UNABLE TO EXECUTE OUR BUSINESS STRATEGY.

     Our business depends on the continued technological innovation of our core services and our ability to provide comprehensive emarketing expertise. Our main offices are located in the San Francisco Bay Area, where competition for personnel with internet-related technology and marketing skills is extremely intense. If we fail to identify, attract, retain and motivate these highly skilled personnel, we may be unable to successfully introduce new services or otherwise implement our business strategy. We plan to significantly expand our operations, and we will need to hire additional personnel as our business grows. In particular, we have experienced difficulties in hiring highly skilled technical and client services personnel due to significant competition for experienced personnel in our market.

WE RELY ON THE SERVICES OF OUR FOUNDERS AND OTHER KEY PERSONNEL, WHOSE KNOWLEDGE OF OUR BUSINESS AND TECHNICAL EXPERTISE WOULD BE EXTREMELY DIFFICULT TO REPLACE.

     Our future success depends to a significant degree on the skills, experience and efforts of our senior management. In particular, we depend upon the continued services of William Park, our Chief Executive Officer and co-founder and Gerardo Capiel, our Chief Technology Officer and co-founder, whose vision for our company, knowledge of our business and technical expertise would be extremely difficult to replace. In addition, we have not obtained life insurance benefiting Digital Impact on any of our key employees. If any of our key employees left or was seriously injured and unable to work and we were unable to find a qualified replacement, the level of services we are able to provide could decline or we may be otherwise unable to execute our business strategy.

SEVERAL KEY MEMBERS OF OUR MANAGEMENT TEAM HAVE ONLY RECENTLY JOINED US AND IF THEY ARE UNABLE TO EFFECTIVELY INTEGRATE THEMSELVES INTO OUR BUSINESS OR WORK TOGETHER AS A MANAGEMENT TEAM, WE MAY NOT BE ABLE TO MANAGE OUR BUSINESS EFFECTIVELY.

     Several key members of our management team have joined us recently. David Oppenheimer, our Chief Financial Officer, Alan Flohr, our Vice President of Sales and Client Services, Ronald Rasmussen, our Vice President of Engineering, and Harry Drake, our Vice President of Client Services Engineering have joined since March 31, 1999. These individuals must spend a significant amount of time learning our business model and management system, in addition to performing their regular duties. If they are unable to effectively integrate themselves into our business or work together as a management team, we may not be able to manage our business effectively.

IF WE ARE UNABLE TO IMPLEMENT APPROPRIATE CONTROLS, SYSTEMS AND PROCEDURES TO MANAGE OUR EXPECTED GROWTH, WE MAY NOT BE ABLE TO SUCCESSFULLY OFFER OUR SERVICES AND IMPLEMENT OUR BUSINESS PLAN.

     Our ability to successfully offer services and implement our business plan requires an effective planning and management process. Since we began operations, we have significantly increased the size of our operations. This growth has placed, and we expect that any future growth we experience will continue to place, a significant strain on our management, systems and resources. To manage the anticipated growth of our operations, we will be required to improve existing and implement new operational, financial and management information controls, reporting systems and procedures. For example, we expect to substantially upgrade our accounting and billing system within the next twelve months.

IF WE FAIL TO EXECUTE OUR STRATEGY TO EXPAND INTO NEW MARKETS, THE MARKET FOR OUR SERVICES AND OUR POTENTIAL REVENUE WILL BE LIMITED.

     The majority of our emarketing clients to date have been online business-to-consumer retailers. We intend to expand our presence among clients in other consumer markets, in markets where the customers are businesses rather than consumers, and in international markets. If this strategy fails, the market for our services and our potential revenue will be limited. We have limited experience in these markets and may encounter obstacles which we have not anticipated.

IF WE FAIL TO INTRODUCE NEW SERVICES, SUCH AS OUR RECENTLY-INTRODUCED EMAIL EXCHANGE NETWORK, OUR REVENUES MAY NOT INCREASE.

     Part of our strategy is to increase our revenues by introducing new services. If we fail to introduce new services our revenues may not increase. For example, we recently introduced our Email Exchange Network which we expect will account for a growing percentage of our future revenues. If the Email Exchange Network is not accepted by our clients, our revenues may be lower.

IF WE ARE UNABLE TO ENHANCE OUR SERVICES AND ADD CLIENT SERVICES PERSONNEL TO HANDLE INCREASED EMAIL VOLUME AND CONSUMER RESPONSES, WE MAY BE UNABLE TO ADEQUATELY RESPOND TO OUR CLIENTS' DEMANDS FOR EMARKETING SERVICES AND MAY LOSE MARKET SHARE.

     If we are unable to expand capacity to keep pace with our clients' demands, we may lose market share. The volume of emails we are sending has grown significantly and we expect this volume to continue to grow. We will need to enhance our services to handle both any increased email volume and the increased level of response from consumers that are generated by this volume. In addition, as we seek to grow our base of clients, we must add client services personnel to handle the increased volume of emails and campaigns. If we are unable to add client services personnel, the level of services we are able to provide our clients could decline.

IF THE DELIVERY OF OUR EMAILS IS LIMITED OR BLOCKED, THEN OUR CLIENTS MAY DISCONTINUE THEIR USE OF OUR SERVICES.

     Our business model relies on our ability to deliver emails over the internet through internet service providers and to recipients in major corporations. In particular, a significant percentage of our emails are sent to recipients who use America Online. We do not have, and we are not required to have, an agreement with America Online to deliver emails to their customers. America Online uses a proprietary set of technologies to handle and deliver email and the value of our services will be reduced if we are unable to provide emails compatible with these technologies. In addition, America Online and other internet service providers are able to block unwanted messages to their users. If these companies limit or halt the delivery of our emails, or if we fail to deliver emails in such a way as to be compatible with these companies' email handling technologies, then our clients may discontinue their use of our services.

OUR FACILITIES AND SYSTEMS ARE VULNERABLE TO NATURAL DISASTERS AND OTHER UNEXPECTED EVENTS, AND ANY OF THESE EVENTS COULD RESULT IN AN INTERRUPTION OF OUR ABILITY TO EXECUTE OUR CLIENT'S EMARKETING CAMPAIGNS.

     We depend on the efficient and uninterrupted operations of our data center and hardware systems. Our data center and hardware systems are located in Northern California, an area susceptible to earthquakes. Our data center and hardware systems are also vulnerable to damage from fire, floods, power loss, telecommunications failures, and similar events. If any of these events result in damage to our data center or systems, we may be unable to execute our clients' emarketing campaigns until the damage is repaired, and may accordingly lose clients and revenues. In addition, we may incur substantial costs in repairing any damage.

OUR DATA CENTER IS LOCATED AT FACILITIES PROVIDED BY A THIRD PARTY, AND IF THIS PARTY IS UNABLE TO ADEQUATELY PROTECT OUR DATA CENTER, OUR REPUTATION MAY BE HARMED AND WE MAY LOSE CLIENTS.

     Our data center, which is critical to our ongoing operations, is located at facilities provided by a third party. Our operations depend on this party's ability to protect our data center from damage or interruption from human error, break-ins, sabotage, computer viruses, intentional acts of vandalism and similar events. If this party is unable to adequately protect our data center and information is lost or our ability to deliver our services is interrupted, our reputation may be harmed and we may lose clients.

IF WE ARE UNABLE TO ADEQUATELY PROTECT OUR INTELLECTUAL PROPERTY, THIRD PARTIES COULD USE OUR INTELLECTUAL PROPERTY WITHOUT OUR CONSENT.

     Our ability to successfully compete is substantially dependent upon our internally developed technology and intellectual property, which we protect through a combination of copyright, trade secret and trademark law, and contractual obligations. We have no issued patents and have two U.S. patent applications pending. We have no registered trademarks and have two U.S. trademark applications pending. We may not be able to adequately protect our proprietary rights. Unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and we cannot be certain that the steps we have taken will prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as in the United States.

     For a further discussion of our intellectual property, please see "Business -- Intellectual Property Rights."

OUR OPERATING RESULTS WOULD SUFFER IF WE WERE FORCED TO DEFEND AGAINST A PROTRACTED INFRINGEMENT CLAIM OR IF A THIRD PARTY WERE AWARDED SIGNIFICANT DAMAGES.

     There is a substantial risk of litigation regarding intellectual property rights in our industry. A successful claim of technology infringement against us and our failure or inability to license the infringed or similar technology could harm our business.

     We expect that our technologies may experience an increase in third-party infringement claims as the number of our competitors grows. In addition, we believe that many of our competitors have filed or intend to file patent applications covering aspects of their technology that they may claim our intellectual property infringes. We cannot be certain that third parties will not make a claim of infringement against us relating to our technology. Any claims, with or without merit, could:

     - Be time-consuming and costly to defend.

     - Divert management's attention and resources.

     - Cause delays in delivering services.

     - Require the payment of monetary damages which may be tripled if the infringement is found to be willful.

     - Result in an injunction which would prohibit us from offering a particular service.

     - Require us to enter into royalty or licensing agreements which, if required, may not be available on acceptable terms.

IF ANY OF THE THIRD PARTY TECHNOLOGIES WE USE BECOME UNAVAILABLE TO US, WE WILL NOT BE ABLE TO OPERATE OUR BUSINESS UNTIL EQUIVALENT TECHNOLOGY CAN BE OBTAINED.

     We are highly dependent on technologies we license from TIBCO, Oracle, Sun Microsystems and Microsoft which enable us to send email through the internet and allow us to offer a variety of targeted marketing capabilities. Our market is evolving, and we may need to license additional technologies to remain competitive. However, we may not be able to license these technologies on commercially reasonable terms or at all. Our inability to obtain any of these licenses could delay the development of our services until equivalent technology can be identified, licensed or developed and integrated.

IF WE ARE UNABLE TO SAFEGUARD THE CONFIDENTIAL INFORMATION IN OUR DATA WAREHOUSE, OUR REPUTATION MAY BE HARMED AND WE MAY BE EXPOSED TO LIABILITY.

     We currently retain highly confidential customer information in a secure data warehouse. We cannot assure you, however, that we will be able to prevent unauthorized individuals from gaining access to this data warehouse. If any compromise or breach of security were to occur, it could harm our reputation and expose us to possible liability. Any unauthorized access to our servers could result in the misappropriation of confidential customer information or cause interruptions in our services. It is also possible that one of our employees could attempt to misuse confidential customer information, exposing us to liability. In addition, our reputation may be harmed if we lose customer information maintained in our data warehouse due to systems interruptions or other reasons.

THE TERMINATION OF RELATIONSHIPS WITH DIRECT MARKETING FIRMS AND ADVERTISING AGENCIES COULD SIGNIFICANTLY REDUCE OUR FUTURE REVENUES AND INCREASE OUR COSTS.

     We have relationships with direct marketing firms and advertising agencies which we anticipate will provide significant revenues in the future. If these relationships are terminated or otherwise fail, our revenues may suffer and we may be required to devote additional resources to our sales, marketing and client services efforts. These companies generally are not obligated to offer our services to their clients or restricted from working with our competitors. Accordingly, our success will depend on their willingness to devote resources and efforts to marketing our services.

ACTIVITIES OF OUR CLIENTS COULD DAMAGE OUR REPUTATION OR GIVE RISE TO LEGAL CLAIMS AGAINST US.

     Our clients' promotion of their products and services may not comply with federal, state and local laws. We cannot predict whether our role in facilitating these marketing activities would expose us to liability under these laws. Any claims made against us could be costly and time-consuming to defend. If we are exposed to this kind of liability, we could be required to pay substantial fines or penalties, redesign our business methods, discontinue some of our services or otherwise expend resources to avoid liability.

     Our services involve the transmission of information through the internet. Our services could be used to transmit harmful applications, negative messages, unauthorized reproduction of copyrighted material, inaccurate data or computer viruses to end-users in the course of delivery. Any transmission of this kind could damage our reputation or could give rise to legal claims against us. We could spend a significant amount of time and money defending against these legal claims.

NEW REGULATION OF AND UNCERTAINTIES REGARDING THE APPLICATION OF EXISTING LAWS AND REGULATIONS TO, EMARKETING AND THE INTERNET, COULD PROHIBIT, LIMIT OR INCREASE THE COST OF OUR BUSINESS.

     Legislation has recently been enacted in several states restricting the sending of unsolicited commercial email. We cannot assure you that existing or future legislation regarding commercial email will not harm our business. The federal government and several other states are considering, or have considered, similar legislation. These provisions generally limit or prohibit both the transmission of unsolicited commercial emails and the use of forged or fraudulent routing and header information. Some states, including California, require that unsolicited emails include opt-out instructions and that senders of these emails honor any opt-out requests.

     Our business could be negatively impacted by new laws or regulations applicable to emarketing or the internet, the application of existing laws and regulations to emarketing or the internet or the application of new laws and regulations to our business as we expand into new jurisdictions. There is a growing body of laws and regulations applicable to access to or commerce on the internet. Moreover, the applicability to the internet of existing laws is uncertain and may take years to resolve. Due to the increasing popularity and use of the internet, it is likely that additional laws and regulations will be adopted covering issues such as privacy, pricing, content, copyrights, distribution, taxation antitrust, characteristics and quality of services and consumer protection. The adoption of any additional laws or regulations may impair the growth of the internet or emarketing, which could, in turn, decrease the demand for our services and prohibit, limit or increase our cost of doing business.

YEAR 2000 ISSUES PRESENT TECHNOLOGICAL RISKS, COULD CAUSE DISRUPTION TO OUR BUSINESS AND COULD HARM SALES OF OUR SERVICES.

     Any failure of our technology or systems, third-party software or hardware on which we rely or the internet to be Year 2000 compliant could cause disruption to our business and could harm our sales. Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish dates before and after January 1, 2000. As a result, computer systems and software used by many companies and governmental agencies may need to be upgraded to comply with these Year 2000 requirements or risk system failure or miscalculations causing disruptions of normal business activities.

     We are currently assessing the Year 2000 readiness of the software, computer technology and other services that we use that may not be Year 2000 compliant. We expect to complete this assessment in November 1999. Since we have not completed this assessment, we are unable to predict to what extent our business may be affected if our technology or systems, third party hardware or software on which we rely or the Internet experience a material Year 2000 failure.

     For a further discussion of the impact of Year 2000 on our business, see "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Readiness Disclosure."

INTERNET-RELATED STOCK PRICES ARE ESPECIALLY VOLATILE AND THIS VOLATILITY MAY DEPRESS OUR STOCK PRICE.

     The stock market and specifically the stock prices of internet-related companies have been very volatile. Because we are an internet-related company, we expect our stock price to be similarly volatile. As a result of this volatility, the market price of our common stock could significantly decrease. This volatility is often not related to the operating performance of the companies and may accordingly reduce the price of our common stock without regard to our operating performance.

A TOTAL OF 19,048,954, OR 81%, OF OUR TOTAL OUTSTANDING SHARES AFTER THE OFFERING ARE RESTRICTED FROM IMMEDIATE RESALE BUT MAY BE SOLD INTO THE MARKET IN THE NEAR FUTURE. THIS COULD CAUSE THE MARKET PRICE OF OUR COMMON STOCK TO DROP SIGNIFICANTLY, EVEN IF OUR BUSINESS IS DOING WELL.

     After this offering, we will have 23,548,954 shares of common stock outstanding. This includes 4,500,000 shares that we are selling in the offering, which may be resold immediately in the public market. The remaining 19,048,954 shares will become eligible for resale in the public market as shown in the table below.

       NUMBER OF SHARES/
      PERCENT OUTSTANDING
      AFTER THE OFFERING         DATE WHEN SHARES BECOME AVAILABLE FOR RESALE IN THE PUBLIC MARKET
      -------------------        -----------------------------------------------------------------
16,236,855/68.9%                 180 days after the date of this prospectus under agreements between the stockholders and the underwriters or Digital Impact, provided that none of these shares are released from lock-up restrictions by Credit Suisse First Boston Corporation.
  2,812,099/11.9%                Between 180 and 365 days after the date of this prospectus due to the requirements of federal securities laws.

     In addition, we intend to file a registration statement on Form S-8 under the Securities Act after the date of this offering to register an aggregate of 9,995,000 shares of common stock issued or reserved for issuance under our various stock plans.

OUR STOCK HAS NO PRIOR TRADING MARKET AND YOU MAY NOT BE ABLE TO RESELL YOUR STOCK AT OR ABOVE THE INITIAL PUBLIC OFFERING PRICE.

     Before this offering, there has not been a public trading market for our common stock, and an active trading market for our common stock may not develop or be sustained after this offering. Further, the market price of our common stock may decline below our initial public offering price. The initial public offering price will be determined by negotiations between the representatives of the underwriters and us. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price.

               YOU SHOULD NOT RELY ON FORWARD-LOOKING STATEMENTS
                     BECAUSE THEY ARE INHERENTLY UNCERTAIN

     You should not rely on forward-looking statements in this prospectus. This prospectus contains forward-looking statements that involve risks and uncertainties. We use words such as "anticipates," "believes," "expects," "plans," "future," "intends," "estimates," "should," "potential," "continue," "may," "will" and similar expressions to identify these forward-looking statements. You should not place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus. Our actual results could differ materially from those anticipated in these forward-looking statements for many reasons, including the risks faced by us described above.

                                USE OF PROCEEDS


     Our net proceeds from the sale of the 4,500,000 shares of common stock in this offering at an assumed public offering price of $14.00 per share, are estimated to be $57.3 million, or $66.1 million if the underwriters' over-allotment option is exercised in full and after deducting the estimated underwriting discounts and commissions and offering expenses.


     We intend to use the net proceeds from this offering primarily for general corporate purposes. These uses are expected to include an expansion of our sales and marketing efforts and technical support services, capital expenditures focusing on expanding our email delivery capability, as well as expenses associated with our geographic expansion. We also may use a portion of the net proceeds to acquire complementary businesses, products or technologies; however, we currently have no commitments or agreements and are not involved in any negotiations to do so. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in short-term, interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

     We have never declared or paid any cash dividends on our capital stock. We currently intend to retain all future earnings, if any, for use in the operation and expansion of our business and do not anticipate declaring or paying cash dividends. Our existing line of credit prohibits the payment of cash dividends.

                                 CAPITALIZATION

     The following table describes our capitalization as of September 30, 1999:

     - On an actual basis.

     - On a pro forma basis to reflect the conversion of all outstanding shares of convertible preferred stock into 12,292,058 shares of common stock.


     - On a pro forma as adjusted basis to reflect the sale of 4,500,000 shares of common stock at an assumed initial public offering price of $14.00 per share in this offering, less estimated underwriting discounts and commissions and offering expenses payable by Digital Impact.



                                                                 SEPTEMBER 30, 1999
                                                   -----------------------------------------------
                                                                                       PRO FORMA
                                                    ACTUAL          PRO FORMA         AS ADJUSTED
                                                   ---------      -------------      -------------
                                                   (IN THOUSANDS EXCEPT SHARE AND PER SHARE DATA)
                                                                   (UNAUDITED)
Capital lease obligations, less current
  portion........................................   $   713          $   713            $   713
Long term debt, less current portion.............       197              197                197
                                                    -------          -------            -------
  Long term debt.................................       910              910                910
                                                    -------          -------            -------

Stockholders' equity:
  Preferred stock, $0.001 par value per share,
     16,000,000 shares authorized, 12,292,058
     shares issued and outstanding, actual;
     16,000,000 shares authorized, none issued or
     outstanding, pro forma; 5,000,000 shares
     authorized, none issued or outstanding, pro
     forma as adjusted...........................        12               --                 --
  Common stock, $0.001 par value per share,
     54,000,000 shares authorized, 6,756,896
     shares issued and outstanding, actual;
     54,000,000 shares authorized, 19,048,954
     shares issued and outstanding, pro forma;
     100,000,000 shares authorized, 23,548,954
     shares issued and outstanding, pro forma as
     adjusted....................................         7               19                 24
  Additional paid-in capital.....................    32,584           32,584             89,869
  Unearned stock-based compensation..............   (10,836)         (10,836)           (10,836)
  Accumulated deficit............................   (12,142)         (12,142)           (12,142)
                                                    -------          -------            -------
     Total stockholders' equity..................     9,625            9,625             66,915
                                                    -------          -------            -------
          Total capitalization...................   $10,535          $10,535            $67,825
                                                    =======          =======            =======


     This tables excludes:

     - 8,795,000 shares of common stock reserved for issuance under our 1998 stock plan, of which options to purchase 3,517,715 shares were outstanding as of September 30, 1999, at a per share weighted average exercise price of $1.05.

     - 128,000 shares of convertible preferred stock that are issuable upon the exercise of an outstanding warrant, at a per share weighted average exercise price of $0.72, and are convertible into 128,000 shares of common stock immediately before completion of this offering.

     - 1,200,000 shares reserved for issuance under our 1999 employee stock purchase plan and our 1999 director option plan.

     Subsequent to September 30, 1999, we granted options to purchase 489,000 shares of common stock at a per share weighted average exercise price of $6.17.

                                    DILUTION

     The pro forma net tangible book value as of September 30, 1999 was $9.6 million or approximately $0.51 per share of common stock. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the total number of shares of common stock outstanding after giving effect to the conversion of all outstanding shares of convertible preferred stock into 12,292,058 shares of common stock. Dilution in pro forma net tangible book value per share represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the pro forma net tangible book value per share of our common stock immediately following this offering.


     After accounting for our sale of the 4,500,000 shares of common stock offered in this offering at an assumed public offering price of $14.00 per share and after deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, our pro forma net tangible book value as of September 30, 1999 would have been $66.9 million, or approximately $2.84 per share. This represents an immediate increase in net tangible book value of $2.33 per share to existing stockholders and an immediate dilution in net tangible book value of $11.16 per share to new investors. The following table illustrates this dilution on a per share basis:



Assumed initial public offering price per share.............          $14.00
Pro forma net tangible book value per share as of September
30, 1999....................................................  $0.51
  Increase per share attributable to new investors..........   2.33
Pro forma net tangible book value per share after the
  offering..................................................            2.84
                                                                      ------
Dilution in pro forma net tangible book value per share to
  new investors.............................................          $11.16
                                                                      ======



     The following table describes, on a pro forma basis as of September 30, 1999, the differences between the number of shares of common stock purchased from us, the total price and average price per share paid by existing investors and by new investors, before deducting the estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed public offering price of $14.00 per share.



                                        SHARES PURCHASED       TOTAL GROSS CONSIDERATION     AVERAGE
                                     -----------------------   --------------------------     PRICE
                                       NUMBER     PERCENTAGE      AMOUNT      PERCENTAGE    PER SHARE
                                     ----------   ----------   ------------   -----------   ---------
Existing stockholders..............  19,048,954       81%      $17,335,000         22%       $ 0.91
New investors......................   4,500,000       19        63,000,000         78         14.00
                                     ----------      ---       -----------       ----
          Total....................  23,548,954      100%      $80,335,000        100%
                                     ==========      ===       ===========       ====


-------------------------

     The foregoing discussion and tables are based upon the number of shares actually issued and outstanding on September 30, 1999 and assume no exercise of options or warrants outstanding as of September 30, 1999.


     After this offering and assuming the exercise in full of all of the options and warrants outstanding and exercisable as of September 30, our pro forma net tangible book value as of September 30, 1999 would be $2.60 per share, representing an immediate increase in net tangible book value of $2.09 per share to our existing stockholders and an immediate dilution in the net tangible book value of $11.40 per share to new investors.

     If the underwriters' over-allotment option is exercised in full, the following will occur:

     - The number of shares of common stock held by existing stockholders will decrease to approximately 79% of the total number of shares of our common stock outstanding after this offering.

     - The number of shares held by new investors will increase to 5,175,000 or approximately 21% of the total number of shares of our common stock outstanding after this offering.

                            SELECTED FINANCIAL DATA

     The selected statement of operations data for the period from October 16, 1997 (date of inception) through March 31, 1998 and for the year ended March 31, 1999 and the selected balance sheet data as of March 31, 1998 and 1999 have been derived from our financial statements included elsewhere in this prospectus that have been audited by PricewaterhouseCoopers LLP independent accountants. The selected results of operations for the six months ended September 30, 1998 and 1999 and the selected balance sheet data as of September 30, 1999 are derived from unaudited financial statements included elsewhere in this prospectus that have been prepared on the same basis as the audited financial statements and, in the opinion of management, contain all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of our operating results for these periods and our financial condition as of that date. The historical results are not necessarily indicative of results to be expected for any future period. The data has been derived from financial statements that have been prepared using generally accepted accounting principles and should be read in conjunction with the financial statements and the notes to the financial statements and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this prospectus.

                                                    OCTOBER 16, 1997                  SIX MONTHS ENDED
                                                   (DATE OF INCEPTION)   YEAR ENDED     SEPTEMBER 30,
                                                      TO MARCH 31,       MARCH 31,    -----------------
                                                          1998              1999       1998      1999
                                                   -------------------   ----------   -------   -------
                                                                                         (UNAUDITED)
                                                               )   (IN THOUSANDS, EXCEPT PER SHARE DATA
STATEMENT OF OPERATIONS DATA:
Revenues.........................................        $    4           $ 1,307     $   121   $ 3,257
Cost of revenues.................................             4               674          87     1,617
                                                         ------           -------     -------   -------
Gross margin.....................................            --               633          34     1,640
                                                         ------           -------     -------   -------
Operating expenses:
  Research and development.......................            27               966         209     2,518
  Sales and marketing............................            --               670         134     2,544
  General and administrative.....................            77             1,151         181     2,164
  Stock-based compensation.......................            --             1,157         162     3,295
                                                         ------           -------     -------   -------
     Total operating expenses....................           104             3,944         686    10,521
                                                         ------           -------     -------   -------
Loss from operations.............................          (104)           (3,311)       (652)   (8,881)
Interest income (expense), net...................             1                71          10        82
                                                         ------           -------     -------   -------
Net loss.........................................        $ (103)          $(3,240)    $  (642)  $(8,799)
                                                         ======           =======     =======   =======
Net loss per common share -- basic and diluted...        $(0.45)          $ (2.86)    $ (1.95)  $ (2.94)
                                                         ======           =======     =======   =======
Shares used in net loss per common share
  calculation -- basic and diluted...............           231             1,133         330     2,991
                                                         ======           =======     =======   =======
Pro forma net loss per share -- basic and diluted
  (unaudited)....................................                         $ (0.39)              $ (0.62)
                                                                          =======               =======
Shares used in pro forma net loss per share
  calculation -- basic and diluted (unaudited)...                           8,370                14,090
                                                                          =======               =======

                                                           AS OF MARCH 31,
                                                           ----------------          AS OF
                                                            1998      1999     SEPTEMBER 30, 1999
                                                           ------    ------    ------------------
                                                                                  (UNAUDITED)
                                                                 )                  (IN THOUSANDS
BALANCE SHEET DATA:
Cash and cash equivalents................................  $1,032    $2,864         $ 7,183
Working capital..........................................   1,013     2,395           5,384
Total assets.............................................   1,078     6,314          14,002
Capital lease obligations, less current portion..........      --       457             713
Long term debt, less current portion.....................      --       234             197
Total stockholders' equity...............................   1,056     4,370           9,625

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     You should read the following discussion of our financial condition and results of operations in conjunction with our financial statements and related notes. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of factors including those discussed in "Risk Factors," starting on page 6 and elsewhere in this prospectus.

OVERVIEW

     We are a leading provider of emarketing services. Our primary suite of emarketing services, Merchant Mail, is sold as a single service and currently consists of the following components: email campaign management, targeting and personalization, email format optimization, campaign tracking and reporting, and data hosting and management. We also recently introduced the Email Exchange Network, a service which enables our clients to acquire new customers by sharing email addresses with each other, with the consumer providing explicit consent.

     We were incorporated in October 1997 and commenced sales of our services in December 1997. During the period from inception through March 1998, we had insignificant revenues. Operating activities during this period related primarily to developing our services, building our corporate infrastructure and raising capital. In April 1998, we began executing emarketing campaigns for clients. To date, our revenues have consisted of sales of Merchant Mail. In July 1999, we established the Email Exchange Network and expect that it will contribute to our revenues in future periods. Although our revenues have increased each quarter since inception, we have never been profitable. We cannot assure you that our revenues will continue to grow or that we will ever achieve or maintain profitability. As of September 30, 1999, we had an accumulated deficit of $12.1 million.

     We generate revenues from the sale of services to businesses that enable them to proactively communicate with their customers online. Historically, these services have primarily consisted of the design and execution of emarketing campaigns. For each campaign, we generally charge our clients a fixed fee for the set up and a variable fee based on the number of emails sent to our clients' customers. We recognize revenue for these fees when we complete an emarketing campaign, which typically lasts less than one week.

     Cost of revenues consists primarily of expenses relating to the delivery of emarketing services, including personnel costs, primarily consisting of our client services staff, the amortization of equipment and licensed technology, and data center rent.

     Operating expenses are categorized into research and development, sales and marketing, general and administrative, and stock-based compensation.

     Research and development expenses consist primarily of personnel and related costs, consultants and outside contractor costs, and software and hardware maintenance costs for our development efforts. To date, all research and development costs have been expensed as incurred.

     Sales and marketing expenses consist of personnel and related costs primarily for our direct sales force, and marketing staff, in addition to marketing programs which include trade shows, advertisements, promotional activities and media events.

     General and administrative expenses consist primarily of personnel and related costs for corporate functions, including information services, finance, accounting, human resources, facilities and legal.

     Stock-based compensation represents the aggregate difference, at the date of grant, between the respective exercise price of stock options and the deemed fair market value of the underlying stock. Stock-based compensation is amortized over the vesting period of the underlying options based on an accelerated vesting method, generally four years. Through September 30, 1999, we recorded unearned stock-based compensation totaling $14.5 million. For the year ended March 31, 1999, we recognized stock-based compensation of $543,000 for options granted and $614,000 for shares issued as a bonus to a founder and for the six months ended September 30, 1999, we recognized stock-based compensation of $3.3 million.

     The total unamortized unearned stock-based compensation recorded for all option grants through September 30, 1999 will be amortized as follows: $3.8 million for the remainder of the year ended March 31, 2000; $4.2 million for the year ended March 31, 2001; $2.0 million for the year ended March 31, 2002; and $771,000 for the year ended March 31, 2003 and the years following.

RESULTS OF OPERATIONS.

SIX MONTHS ENDED SEPTEMBER 30, 1998 AND 1999

     Revenues. Total revenues increased from approximately $121,000 for the six months ended September 30, 1998 to approximately $3.3 million for the six months ended September 30, 1999. The increase was primarily due to an increase in the number of clients to whom we provide emarketing services from seven to 60, in addition to a significant increase in the number of emails sent on behalf of our clients from approximately 1.5 million emails to approximately 143 million emails sent.

     Cost of Revenues. Cost of revenues increased from approximately $87,000 for the six months ended September 30, 1998 to approximately $1.6 million for the six months ended September 30, 1999. The increase was primarily due to increased personnel costs of approximately $954,000 associated with supporting a larger number of clients and a higher volume of emails, allocation of shared facility expenses of $80,000, as well as amortized costs of approximately $264,000 and rental costs of $154,000 associated with expansion of our data center capacity. Gross margins increased from 28% for the six months ended September 30, 1998 to 50% for the six months ended September 30, 1999. This increase was primarily the result of higher capacity utilization as revenues increased at a greater rate than associated costs.

     Research and Development. Research and development expenses increased from approximately $209,000 for the six months ended September 30, 1998 to approximately $2.5 million for the six months ended September 30, 1999. The increase was primarily due to an increase in personnel costs of approximately $1.5 million, an increase in professional fees of approximately $529,000 to further develop and enhance our service offerings, an increase in recruiting costs of $97,000 and an allocation of depreciation expense of $95,000. We are continuing to invest substantially in research and development, and we expect costs of research and development to increase on an absolute basis in future periods.

     Sales and Marketing. Sales and marketing expenses increased from approximately $134,000 for the six months ended September 30, 1998 to approximately $2.5 million for the six months ended September 30, 1999. The increase was primarily a result of growth in our direct sales force, and marketing staffs with personnel related costs increasing by approximately $1.7 million, as well as an increase in promotional spending of approximately $448,000 targeted at building our brand, increasing our client base and growing sales and an increase in travel and entertainment expenses of $134,000. We expect our sales and marketing expenses to significantly increase on an absolute basis as we continue to grow our sales force and expand our marketing activities.

     General and Administrative. General and administrative expenses increased from $181,000 for the six months ended September 30, 1998 to approximately $2.2 million for the six months ended September 30, 1999. The increase was due primarily to an increase in personnel related costs of approximately $894,000, an increase in professional fees of approximately $279,000 primarily related to our information technology infrastructure, an increase in facilities related costs of $259,000, an increase in overhead costs of approximately $140,000 associated with the growth of our business, an increase in recruiting expenses of $124,000, an increase in travel and entertainment expenses of $72,000, an increase in accounting and legal fees of $72,000 and an increase in office supply costs of $62,000.

     Stock-based Compensation. We recorded unearned stock-based compensation of approximately $194,000 during the six months ended September 30, 1998 and approximately $12.7 million during the six months ended September 30, 1999, which is being amortized over the period during which the options vest, generally four years. Stock-based compensation recognized during the six months ended September 30, 1998 was approximately $162,000 and during the six months ended September 30, 1999 was approximately $3.3 million.

PERIOD FROM OCTOBER 16, 1997 (DATE OF INCEPTION) TO MARCH 31, 1998 AND YEAR ENDED MARCH 31, 1999

     Revenues. Total revenues increased from approximately $4,000 for the period ended March 31, 1998 to approximately $1.3 million for the year ended March 31, 1999. The increase was primarily due to an increase in the number of clients from three to 23 to whom we provide emarketing services, in addition to a significant increase in the number of emails sent on behalf of our clients by approximately 45 million.

     Cost of Revenues. Cost of revenues increased from approximately $4,000 for the period ended March 31, 1998 to approximately $674,000 for the year ended March 31, 1999. The increase was primarily due to increased personnel costs of approximately $300,000 associated with supporting a larger number of clients and a higher volume of emails, as well as amortized costs of $141,000 associated with expansion of our data center capacity and data center rent of approximately $138,000. Gross margins were 48% for the year ended March 31, 1999. This increase was primarily the result of higher capacity utilization as revenues increased at a greater rate than associated costs.

     Research and Development. Research and development expenses increased from approximately $27,000 for the period ended March 31, 1998 to approximately $966,000 for the year ended March 31, 1999. The increase was primarily due to an increase in personnel related costs of approximately $555,000 and costs associated with developing technologies which enhance the services provided to our clients and make our operations more efficient.

     Sales and Marketing. Sales and marketing expenses were not significant for the period ended March 31, 1998 and were approximately $670,000 for the year ended March 31, 1999. The increase was primarily a result of growth in our direct sales and marketing staffs with personnel related costs increasing by approximately $374,000, as well as an increase in promotional spending of approximately $212,000, targeted at building our brand, increasing our client base and growing sales.

     General and Administrative. General and administrative expenses increased from approximately $77,000 for the period ended March 31, 1998 to approximately $1.2 million for the year ended March 31, 1999. The increase was due primarily to an increase in personnel costs of approximately $400,000, outside contracts of approximately $274,000 and an increase in overhead costs of approximately $145,000 associated with the growth of our business.

     Stock-based compensation. During the year ended March 31, 1999, we recorded unearned stock-based compensation of approximately $1.8 million which is being amortized over the period during which the options vest, generally four years. For the year ended March 31, 1999, we recognized amortization of stock-based compensation of approximately $543,000 as a result of options granted to employees and non-employees during the year. In addition, we recognized additional stock-based compensation of approximately $614,000 in the year for 270,000 shares of common stock which we issued as a bonus to a founder.

     Income Taxes. No provision for federal and state income taxes was recorded as we incurred net operating losses from inception through September 30, 1999. As of March 31, 1999 we had approximately $2.1 million of federal and state net operating loss carryforwards which expire in varying amounts beginning in 2005. Due to the uncertainty regarding the ultimate utilization of the net operating loss carryforwards, we have not recorded any benefit for losses and a valuation allowance has been recorded for the entire amount of the net deferred tax asset. In addition, sales of our stock, including shares sold in this offering, may further restrict our ability to utilize our net operating loss carryforwards.

QUARTERLY OPERATING RESULTS

     The following table presents our historical unaudited quarterly results of operations for our most recent six quarters. This data is unaudited and derived from our audited annual financial statements and notes included elsewhere in this prospectus. In the opinion of management, these quarterly financial information has been prepared on the same basis as our annual financial statements and includes all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial results included in the table below. This statement of operations data should be read in conjunction with the financial statements and related notes included in this prospectus. Our results of operations have fluctuated and are likely to continue to fluctuate in the future. Results of operations for any previous periods are not necessarily comparable to future periods.

                                                                     THREE MONTHS ENDED
                                       ------------------------------------------------------------------------------
                                       JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,   JUNE 30,   SEPTEMBER 30,
                                         1998         1998            1998         1999        1999         1999
                                       --------   -------------   ------------   ---------   --------   -------------
                                                                       (IN THOUSANDS)
STATEMENT OF OPERATIONS DATA:
Revenues.............................  $     25      $    96        $   396       $   790    $ 1,385       $ 1,872
Cost of revenues.....................        24           63            189           398        672           945
                                       --------      -------        -------       -------    -------       -------
Gross margin.........................         1           33            207           392        713           927
                                       --------      -------        -------       -------    -------       -------
Operating expenses:
  Research and development...........        77          132            292           465        843         1,675
  Sales and marketing................        46           88            152           384      1,010         1,534
  General and administrative.........        86           95            225           745      1,047         1,117
  Stock-based compensation...........        95           67            110           885        977         2,318
                                       --------      -------        -------       -------    -------       -------
    Total operating expenses.........       304          382            779         2,479      3,877         6,644
                                       --------      -------        -------       -------    -------       -------
Loss from operations.................      (303)        (349)          (572)       (2,087)    (3,164)       (5,717)
Interest income (expense), net.......         6            4             22            39          4            78
                                       --------      -------        -------       -------    -------       -------
Net loss.............................  $   (297)     $  (345)       $  (550)      $(2,048)   $(3,160)      $(5,639)
                                       ========      =======        =======       =======    =======       =======
AS A PERCENTAGE OF REVENUES:
Revenues.............................     100.0%       100.0%         100.0%        100.0%     100.0%        100.0%
Cost of revenues.....................      96.0         65.6           47.7          50.3       48.5          50.5
                                       --------      -------        -------       -------    -------       -------
Gross margin.........................       4.0         34.4           52.3          49.7       51.5          49.5
                                       --------      -------        -------       -------    -------       -------
Operating expenses:
  Research and development...........     308.0        137.5           73.7          58.9       61.0          89.5
  Sales and marketing................     184.0         91.7           38.4          48.6       72.9          81.9
  General and administrative.........     344.0         99.0           56.8          94.3       75.6          59.7
  Stock-based compensation...........     380.0         69.8           27.8         112.0       70.5         123.8
                                       --------      -------        -------       -------    -------       -------
    Total operating expenses.........    1216.0        398.0          196.7         313.8      280.0         354.9
                                       --------      -------        -------       -------    -------       -------
Loss from operations.................   (1212.0)      (363.6)        (144.4)       (264.1)    (228.5)       (305.4)
Interest income (expense), net.......      24.0          4.2            5.6           4.9        0.3           4.2
                                       --------      -------        -------       -------    -------       -------
Net loss.............................   (1188.0)%     (359.4)%       (138.8)%      (259.2)%   (228.2)%      (301.2)%
                                       ========      =======        =======       =======    =======       =======

LIQUIDITY AND CAPITAL RESOURCES

     From our inception to September 30, 1999, we funded our operations primarily with $17.3 million raised through the private sale of our equity securities. As of September 30, 1999, we had cash and cash equivalents of $7.2 million and availability of $900,000 under a leasing line of credit. Amounts borrowed under this agreement of $1.1 million at September 30, 1999 bear interest at rates of between 6.2% and 10.1% and are collateralized by the leased assets.

     Additionally, at September 30, 1999 we had $238,000 outstanding under a loan and security agreement with a bank. The loan agreement provides for borrowings of up to $350,000, $300,000 of which is collateralized by our property and equipment. Under the terms of the loan agreement, some transactions, including payment of dividends, are prohibited without the bank's consent. The loan bears interest at the prime rate (8.25% at September 30, 1999) plus 0.25% per annum.

     Net cash used in operating activities was $96,000 for the period ended March 31, 1998 and $2.0 million for the year ended March 31, 1999, primarily the result of net losses of $103,000 for the period ended March 31, 1998 and $3.2 million for the year ended March 31, 1999, after adjusting for stock-based compensation expense of $1.2 million for the year ended March 31, 1999. Net cash used in operating activities was $4.3 million for six months ended September 30, 1999, primarily the result of net losses of $8.8 million, after adjusting for stock-based compensation expense of $3.3 million.

     Net cash used in investing activities was $31,000 for the period ended March 31, 1998, $2.4 million for the year ended March 31, 1999 and $1.9 million for the six months ended

September 30, 1999. The cash used in investing activities was related to purchases of property and equipment.

     Net cash provided by financing activities was $1.2 million for the period ended March 31, 1998 and $6.2 million for the year ended March 31, 1999. Cash provided by financing activities was primarily from proceeds of the sale of our preferred stock and the sale and leaseback of assets, as well as draws against our line of credit. Net cash provided by financing activities was $10.5 million for the three months ended September 30, 1999.

     At September 30, 1999 we have rental obligations of approximately $454,000 for the remaining six months of the year ended March 31, 2000, $1,167,000 for the year ended March 31, 2001, $1,172,000 for the year ended March 31, 2002 and $824,000 for the year ended March 31, 2003. These leases are for approximately 29,400 square feet of office space for our headquarters in San Mateo, California.

     We believe that the net proceeds from this offering, together with our current cash and cash equivalents and availability under our line of credit facilities, will be sufficient to meet our anticipated cash needs for working capital, repayment of debt and capital expenditures for at least the next twelve months. We currently intend to spend between $3.0 million and $5.0 million on capital expenditures over the next twelve months, with a focus on expanding our email delivery capability. We plan to use the remaining proceeds from this offering to fund operating activities, including sales and marketing, research and development and general administrative services. After twelve months, we may need additional capital. However, we may need to raise additional funds sooner to fund additional expansion, develop new or enhanced services, respond to competitive pressures or make acquisitions. We cannot be certain that additional financing will be available to us on favorable terms. If adequate funds are not available on acceptable terms, our business will be harmed.

YEAR 2000 READINESS DISCLOSURE

     Many currently installed computer systems and software products are coded to accept or recognize only two digit entries in the date code field. These systems and software products will need to accept four digit entries to distinguish dates before and after January 1, 2000. This could result in system failures or miscalculations causing disruption of operations for any company using these computer programs or hardware. As a result, many companies' computer systems may need to be upgraded or replaced in order to avoid Year 2000 issues.

     We are a comparatively new enterprise, and, accordingly, the majority of software and hardware we use to manage our business has all been purchased or developed by us within the last 18 months. While this does not completely protect us against Year 2000 exposure, we believe our exposure is limited because recently-developed technology is generally Year 2000 compliant.

     We are in the process of testing our technology and systems. The testing we have completed has primarily been performed internally, and we have recently retained a consultant to test and review our systems for Year 2000 compliance. We currently expect that our consultant will complete its review by the end of November. Based on the testing we have performed, we believe that our software is Year 2000 compliant.

     In addition, we rely on software and hardware developed by third parties, which we have not independently tested to determine Year 2000 compliance. We have reviewed certifications from our key equipment suppliers for our data centers that their equipment is Year 2000 compliant. Additionally, we have reviewed certifications from the providers of key software applications that their software is Year 2000 compliant. Based on an initial evaluation of our broader list of software and hardware providers, we believe that these providers are in the process of reviewing and implementing their own Year 2000 compliance programs. This initial evaluation consisted of contacting each of our software and hardware vendors to determine the level of their Year 2000 compliance. We will work with these providers, who have varying timetables and plans for their Year 2000 compliance, to address the Year 2000 issue and continue to seek assurances from them that their products are Year 2000 compliant. Based on this initial evaluation, we believe that these timetables and plans for Year 2000 compliance are adequate.

     To date we have incurred less than $100,000 in costs associated with our Year 2000 remediation efforts, and anticipate that any future costs will not exceed $500,000. However, if we, or third party providers of hardware, software and communications services fail to remedy any Year 2000 issues, the result could be lost revenues, increased operating expenses, the loss of customers and other business interruptions, any of which could harm our business. Moreover, the failure to adequately address Year 2000 compliance issues in the delivery of services to our clients could result in claims against us of misrepresentation or breach of contract and related litigation, any of which could be costly and time consuming to defend.

     We have not developed any specific contingency plans for Year 2000 issues. Our reasonably likely worst case scenario for Year 2000 problems would be our inability to execute our clients' emarketing campaigns and the initiation by our clients of associated litigation.

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position 98-1, or SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. We believe that the adoption of SOP 98-1 will not have a material impact on our financial statements.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. We believe the adoption of SOP 98-5 will not have a material impact on our results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. We do not currently hold derivative instruments or engage in hedging activities.

QUALITATIVE AND QUANTITATIVE DISCLOSURES ABOUT MARKET RISK

     We provide our services to clients primarily in the U.S. As a result, it is unlikely that our financial results could be directly affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. All of our sales are currently denominated in U.S. dollars.

     Our exposure to market risk for changes in interest rates relates primarily to the increase or decrease in the amount of interest income we can earn on our investment portfolio and on the increase or decrease in the amount of interest expense we must pay on our outstanding debt instruments. The risk associated with fluctuating interest expense is limited, however, to the exposure related to those debt instruments and credit facilities which are tied to market rates. We do not plan to use derivative financial instruments in our investment portfolio. We plan to ensure the safety and preservation of our invested principal funds by limiting default risk, market risk and reinvestment risk. We plan to mitigate default risk by investing in high-credit quality securities.

                                    BUSINESS

OVERVIEW

     We offer internet direct marketing, or emarketing, services to businesses that wish to communicate more effectively with their customers online through email. We combine proprietary technologies, rigorous business processes and expertise developed over thousands of email campaigns to provide a comprehensive, outsourced emarketing solution. The services we provide are designed to maximize our clients' return on their marketing investment.

     Our core set of services includes campaign management, targeting and personalization, email format optimization, campaign tracking and reporting, and database hosting and management. We sell these services under the name Merchant Mail. In addition, we recently introduced the Email Exchange Network, an online marketing network that provides our clients with a new method to acquire additional online customers.

INDUSTRY BACKGROUND

THE GROWTH OF INTERNET COMMERCE AND EMAIL

     The explosive growth of the internet as a tool for global communications and commerce has prompted a wide variety of businesses to develop strategies to sell products and services online. International Data Corporation, or IDC, estimates that worldwide commerce over the internet will increase from approximately $50 billion in 1998 to $1.3 trillion in 2003. To attract and retain a broader range of customers and increase ecommerce revenues, businesses are seeking ways to more effectively communicate with their customers online.

     Email is the most widely used application on the internet today and its proliferation has been critical to the growth of ecommerce. Businesses use email as the primary means to proactively communicate with their customers online. For example, email is often used to confirm electronic transactions and to notify customers of important new developments or product offerings. IDC estimates that the number of electronic mailboxes worldwide will grow from approximately 240 million in 1998 to over 590 million by 2003, and that the number of emails sent annually worldwide will grow from 809 billion to 4.8 trillion during the same period.

THE EMERGENCE OF INTERNET DIRECT MARKETING

     Businesses and other marketing organizations spent an estimated $285 billion on general advertising in 1998, of which $160 billion was spent on direct marketing, according to the Direct Marketing Association. An increasing percentage of this spending is expected to move into online forms of advertising and direct marketing as businesses seek to grow their ecommerce revenues. Since direct marketing expenditures have traditionally been larger than expenditures for advertising, spending on internet direct marketing, or emarketing, is expected to soon outpace internet advertising spending as a means to drive ecommerce. Forrester Research projects total internet advertising expenditures in the U.S. to increase from $1.3 billion in 1998 to over $10 billion in 2002. Forrester also estimates that internet direct marketing will account for 60%, or $6.2 billion, of these expenditures in 2002, up from 15% in 1998.

     Emarketing allows businesses to cost-effectively target online customers through customized email marketing campaigns. Initially, email did not gain wide acceptance as an emarketing tool because of concerns regarding privacy and unsolicited communication. With the recent advent of permission-based email, where individuals sign up to receive information from specific sources on topics of interest to them, email has become an increasingly important direct marketing tool. Email, or emarketing campaigns offer significant advantages over paper-based communications, including more rapid delivery, reduced cost and a greater degree of personalization. Emarketing campaigns generate response rates that are three to ten times higher than response rates for traditional direct mail campaigns, based on information reported by Jupiter Communications.

CHALLENGES IN IMPLEMENTING EMARKETING PROGRAMS

     Companies face significant challenges in effectively implementing emarketing programs internally. These challenges include the difficulties and costs associated with:

     - Assembling and delivering high volumes of personalized email messages.

     - Determining the most effective layout, copy and graphical email format for each recipient.

     - Tracking and analyzing large volumes of individual customer response data.

     - Hiring and retaining a team of specialized emarketing and technology experts.

     - Building and maintaining the necessary hardware and software infrastructure.

     - Rapidly setting-up, designing and executing successful emarketing campaigns.

     A company's failure to adequately address any of these challenges can result in lost business opportunities and substantial damage to its brand. As a result, we believe companies are seeking an outsourced solution that will enable them to fully realize their emarketing objectives while maintaining a focus on their core competencies.

THE DIGITAL IMPACT SOLUTION

     We offer a comprehensive suite of emarketing services designed to maximize our clients' return on their marketing investment. Our emarketing services currently include direct email marketing services, customer acquisition tools, customer data analysis and strategic consulting services and client support services. We combine proprietary technologies, a rigorous process methodology and the domain expertise of our client services professionals to create emarketing campaigns for our clients. We provide our clients with a high quality emarketing solution featuring accurate and timely delivery of email messages with limited client oversight requirements. The benefits of our solution include:

     Targeted, relevant content. Through our proprietary technologies and processes, we can dynamically assemble and deliver millions of personalized emails based on recipient profiles. Each recipient's profile can include demographic information, past response and purchase behavior and customizable business rules. We continually update each individual profile with response data that is typically captured in less than one second.

     Personalized email formatting. Our email sensor technology enables us to ensure that each recipient receives an email that fully utilizes the graphical capabilities of that recipient's email software. This technology allows us to deliver a particular email in one of several formats, including basic text, America Online format, and hypertext markup language, or HTML, depending on the recipient's email capabilities. Our use of rich graphical formats can significantly increase the likelihood of a customer response.

     Real-time performance tracking and campaign analysis. Using our campaign management tools, we can track and analyze large volumes of customer response data in real-time. By real-time we mean interactive communications or data exchanges in less than one second. This capability allows our clients to quickly execute test campaigns, gain valuable market research data, and evaluate the effectiveness of alternative emarketing strategies. Clients can then launch full-scale campaigns based on these test results, all within a short period of time.

     Domain expertise. Our experience gained from designing and managing thousands of email campaigns has allowed us to develop an emarketing process built on best practices, a term we use to describe our accumulated knowledge of effective emarketing strategies and techniques. This institutionalized process provides us with a methodology to reliably execute each phase of a campaign, from initial setup to results analysis and allows us to consistently deliver valuable emarketing services to our clients.

     Robust and scalable infrastructure. Our ongoing investments in hardware and software enable us to reliably assemble and deliver large volumes of client emails on a timely basis. We delivered over 29 million emails in September 1999 and have the capacity to deliver up to 180 million emails per month with our existing hardware infrastructure. We have designed our systems and infrastructure so that we can readily expand our capabilities in a cost-efficient manner, which we refer to as scalable.

     Significantly improved time to market. By leveraging our investment in infrastructure and technology, combined with our institutionalized processes and experience, our clients are able to deploy their emarketing campaigns rapidly and reliably. This approach allows our clients to remain focused on their core business competencies and enhance their competitive positions.

STRATEGY

     Our objective is to be the leader in emarketing services. The following are the key elements of our strategy:

     Expand our service offerings. We intend to leverage our emarketing and technology expertise to develop new tools, functionalities and features that will enable us to maximize our clients' return on their marketing investment. By working closely with our network of clients, we continually refine our emarketing expertise to increase the value of each of our services.

     Exploit new market opportunities. We believe there are significant opportunities to introduce our services into new markets. The majority of our emarketing clients to date have been traditional and online retailers. We intend to expand our presence among clients in other consumer markets, in markets where the customers are businesses rather than consumers, and in international markets.

     Leverage our database of consumer profiles. We intend to leverage our database of consumer profiles to implement new services in a permission-based environment. We believe that the increasing scope and depth of this database will create opportunities for the sharing of information among our clients. This will enable our network of clients to obtain broader and more meaningful information about consumers than any single client would otherwise obtain on its own.

     Establish the Email Exchange Network as a leading service for client acquisition. We recently began offering our clients the opportunity to participate in the Email Exchange Network, a cooperative marketing network that allows our clients to collectively acquire new customer information and share email addresses in an opt-in, permission-based program. We believe that the Email Exchange Network will provide us with an additional means to attract and retain clients.

     Build brand awareness and strategic alliances. To increase our brand awareness, we are promoting our services to online marketers and advertising agencies through the use of our web site, trade advertisements and selected media events. We are also promoting our client success stories through the use of case studies, technical papers and regular briefings with industry analysts. We intend to build alliances with leading internet technology and service providers to leverage their sales, marketing and engineering capabilities, and to enhance awareness of our brand.

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

SERVICES

     We provide comprehensive services for executing personalized emarketing campaigns designed to enable our clients to acquire and retain online customers. Our primary suite of emarketing services, Merchant Mail, is sold as a single service and currently consists of the following components:

     - Email campaign management.

     - Targeting and personalization.

     - Media optimization.

     - Tracking and reporting.

     - Data hosting and management.

     We also provide the Email Exchange Network, a service which enables our clients to acquire new customers by sharing email addresses with each other, with the consumer providing explicit consent.

EMAIL CAMPAIGN MANAGEMENT

     We assign each client a client services manager, an emarketing specialist who applies our extensive domain expertise and methodologies, to manage that client's email campaigns. The campaign management process includes:

     - Establishing rules for email personalization based upon each recipient's profile and email software environment.

     - Checking the quality of each email across over 30 email software packages.

     - Applying our accumulated knowledge base to analyze the results of each campaign.

     - Managing and ensuring the integrity of data transfers with our clients.

TARGETING AND PERSONALIZATION

     We create targeted email messages for each customer based on our clients' emarketing objectives. Our targeting and personalization capabilities include:

     - Matching a particular email offer to the appropriate group of recipients based on a pre-defined set of marketing parameters determined by our clients. For example, in a recent campaign we emailed different offers to multiple customer groups based on the timing of their last purchase from that client. In another instance, we created and delivered emails containing gardening advice tailored to each recipient's geographic region.

     - Automatically sending an email based on a pre-determined event or schedule. For example, currently we help one of our clients sell additional products by sending order confirmation emails containing offers for related products to online purchasers. Although we do not receive explicit consent for these order confirmation emails, we believe that the purchase of a product constitutes consent for offers of this type as long as the recipient is provided the opportunity to request not to receive further emails. In each case, we provide the recipient the opportunity to request not to receive further emails.

     - Dynamically assembling unique emails using sophisticated algorithms and statistical models to predict the content most relevant to each recipient. For example, we recently assembled and delivered 35,000 unique emails, each featuring six different products from a pool of 3,000 possible choices. The six products and the order in which they were presented to each customer were determined on the basis of the customer's purchase behavior, self-reported preferences and demographic profile.

EMAIL FORMAT OPTIMIZATION

     We use our email sensor technology to determine the optimal graphical format for each recipient's email software environment. This technology enables us to deliver email at the highest level of graphics and interaction currently available to the recipient, including:

     - Plain text emails with universal resource locator, or URL, links.

     - Plain text emails with hyperlinked words that are blue and underlined.

     - Emails tailored for subscribers of America Online with hyperlinked words and font formatting.

     - Hypertext markup language, or HTML, emails with advanced graphical elements.

     - Dynamic HTML and Java-based email with interactive capabilities greater than HTML.

CAMPAIGN TRACKING AND REPORTING

     We monitor and report the performance of our clients' email campaigns. The data is collected at the individual customer level and includes the number and percentage of:

     - Emails successfully delivered.

     - Emails rejected by email servers.

     - HTML and dynamic HTML emails opened.

     - Click throughs per campaign, per recipient and per specific offer.

     - Email replies from customers.

DATA HOSTING AND MANAGEMENT

     We collect, warehouse and manage key marketing elements of our clients' customer information. In total, we manage over 20 million consumer profiles. Our data hosting and management services include:

     - Maintaining the integrity of our clients' email lists by purging undeliverable addresses, correcting invalid addresses and eliminating duplicate records.

     - Developing and hosting web pages that transparently integrate with a client's web site and that allow consumers to enter and update their profile and subscription information.

     - Capturing and processing real-time campaign response data at the individual recipient level, including the recipient's email software environment, whether the email was successfully delivered and opened and which items were clicked on within the email.

     - Automatically handling campaign email replies, including unsubscribe requests, vacation notices, undeliverable messages, and forwarding of customer service requests.

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

THE EMAIL EXCHANGE NETWORK

     We have created an online cooperative marketing network, the Email Exchange Network, which provides our clients with a new customer acquisition model. Our Email Exchange Network operates as follows:

     - Clients select other participating clients with whom they would like to share customer profiles.

     - Clients include links to the Email Exchange Network web site in their emails or on their web sites.

     - Consumers click on these links to access the Email Exchange Network.

     - Consumers choose the participating clients from whom they would like to receive information, and complete an optional profile form.

     - Each consumer's email address and optional profile information is automatically added to the customer profile database of the selected clients.

     - Clients pay us for every consumer profile added and are credited when one of their customers joins another participant's list.

CLIENTS

     We began providing services in March 1998 and, as of September 30, 1999, had 60 clients. Our clients consist of a diverse group of companies operating in many industries throughout the United States, ranging from Fortune 100 to small private companies. For the year ended March 31, 1999 Preview Travel, ONSALE and The Gap accounted for 26.8%, 11.5% and 10.9% of our revenues. For the six months ended September 30, 1999, ONSALE, Garden.com, Preview Travel and The Gap accounted for 9.7%, 8.4%, 8.4% and 8.2% of revenues. During the six months ended September 30, 1999, we completed a campaign for each of the following clients:

Agency.com
Another Universe
BMG Direct
Barnes and Noble
Cooking.com
Digital Work
Doughnet
eBay
Financial Engines
Flooz.com
Fogdog Sports
Furniture.com
The Gap
Garden.com
Harte-Hanks
Hewlett-Packard
iGo (formerly 1-800-Batteries)
iTurf (formerly Delias)
Knight-Ridder New Media
Macy's
Mastercard
Medscape
Netcentives
Nextag
Omaha Steaks
ONSALE
Peet's Coffee and Tea
Pets.com
Reel.com
Service Merchandise
Sharper Image
Smarter Kids
Sprint
Tavolo (formerly Digital Chef)
Tektronix
Tower Records
Universal Studios
Wine.com
(formerly Virtual Vineyards)
yourPharmacy.com

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

SELECTED CLIENT CASE STUDIES

     The following case studies illustrate different components of the emarketing services we perform for our clients. The clients described in these case studies are current clients, and they did not, in the aggregate, constitute more than 15% of our revenues for the quarter ended September 30, 1999.

-----------------------------------------------------------------------------------------------------
                               SERVICE
        CLIENT                COMPONENT                        SUMMARY OF CASE STUDY
-----------------------------------------------------------------------------------------------------
The Sharper Image        Email Campaign       The Sharper Image, a specialty gifts retailer tested
                         Management           and validated new emarketing strategies with the aid of
                                              our campaign management system. Over the course of
                                              several months, we measured the effectiveness of
                                              promotions and email layouts based on the
                                              characteristics of different customer groups. Using the
                                              results of these tests, The Sharper Image refined their
                                              emarketing strategy to increase the frequency and size
                                              of customer orders. We began working with The Sharper
                                              Image in May 1998.
-----------------------------------------------------------------------------------------------------
  ONSALE                 Targeting and        ONSALE, an online auction retailer, used our services
                         Personalization      to target and deliver personalized email offers to
                                              their customers. We adapted our data modeling system to
                                              assemble personalized emails containing offers for
                                              selected ONSALE customers based on their bid and buy
                                              behavior in previous auctions. This model utilized
                                              daily customer response data to improve the
                                              effectiveness of the campaigns over time. We began
                                              working with ONSALE in November 1998.
-----------------------------------------------------------------------------------------------------
  Peet's Coffee & Tea    Media Optimization   Peet's Coffee and Tea, a gourmet beverage retailer,
                                              used our email sensor technology to determine the
                                              graphical capabilities of each recipient's email. We
                                              then delivered a New Yorker cartoon to those customers
                                              who could view graphics in their email. All other
                                              customers received an email containing a hyperlink to
                                              the Peet's web site where the cartoon was displayed. We
                                              began working with Peet's in April 1999.
-----------------------------------------------------------------------------------------------------
  Tower Records          Tracking and         Tower Records, a leading music retailer, used our
                         Reporting            services to track and report their customers' music
                                              interests. We provided them with comprehensive
                                              reporting on those customers who responded to each
                                              emarketing campaign, the timing of that response, and
                                              the revenue and return on investment per campaign.
                                              Using our services, Tower Records was able to gauge
                                              customer reaction to its outbound emarketing campaigns
                                              and gain insight into online customer behavior. We
                                              began working with Tower Records in March 1998.
-----------------------------------------------------------------------------------------------------

SALES AND MARKETING

     We sell our services primarily through direct sales representatives located in San Mateo, California and New York City. We focus our sales efforts on the senior marketing and business executives of our prospective clients. Our sales personnel tailor their demonstrations and proposals to address each client's particular needs.

     We complement our direct sales force by entering into arrangements with leading companies in the direct marketing and advertising industries. We have an agreement with Harte-Hanks, a large direct marketing company, under which we are the exclusive provider of emarketing services sold by Harte-Hanks' over 200 national and international sales representatives. In addition, we recently launched a marketing program to enable advertising agencies to offer our services to their clients.

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

     Our marketing strategy is to build and promote our brand and to generate qualified leads for our sales team. We focus our marketing efforts on dedicated Internet companies as well as traditional companies seeking to take advantage of the commercial opportunities presented by ecommerce. We rely on a range of marketing activities to pursue our objectives, including trade shows, trade advertisements, selected media events and our own web site. We publish additional marketing materials to support the sales process, including company brochures, feature descriptions, technology research papers and client case studies.

CLIENT SERVICES

     Our client services group is responsible for the ongoing support of our clients. Based on the specific requirements of their emarketing campaigns, each client is assigned a team that typically consists of the following personnel:

     - A client services manager, responsible for the overall relationship and coordination of activities to effectively serve our client.

     - A production specialist, responsible for integration of content and offers to be sent in our client's email campaigns.

     - A graphic designer, responsible for the creation of the graphic design elements for the campaigns.

     - A marketing analyst, responsible for testing services and for providing insight into the results of campaigns.

     For clients that require additional services, the client services manager has access to a staff of marketing statisticians and engineers capable of creating complex statistical models, developing extensions to our core services, and identifying and analyzing relationships and trends in our clients' marketing data, which we refer to as data mining.

TECHNOLOGY

     Our technology organization is responsible for research and development, systems integration quality assurance and network operations. We have designed an architecture based in part on proprietary technologies and in part on licensed technologies.

ARCHITECTURE

     Our scalable, distributed architecture is based on a publish-and-subscribe model and parallel computing technology. The key components of our architecture are illustrated in the chart below:

                                   [GRAPHIC]
[Graphical diagram consisting of a set of labeled boxes and stylized illustrations, connected to each other by arrows. In the center of the diagram is a box labeled 'Data Warehouse,' which is connected by bi-directional arrows to three other boxes positioned to the left, right, and above the 'Data Warehouse' box. These three boxes are labeled 'Client Information,' Assembly and Delivery Engine,' and 'Campaign Management.'
The 'Campaign Management' box contains three smaller boxes, labeled from left to right 'Data Mining,' 'Campaign Configuration,' and 'Reporting.'
The box labeled 'Assembly and Delivery Engine' has three outbound arrows which are connected to three identical stylized envelopes, each labeled 'email.' Each of these stylized envelopes has an outbound arrow connecting it to a stylized drawing of a person, and from there to a box labeled 'Response Handler.' This box is connected using an outbound arrow to the box labeled 'Data Warehouse.']

     Client Information. We use proprietary software tools to import a client's customer profile information and email content elements, and convert them into a format compatible with our data warehouse.

     Data Warehouse. Our data warehouse currently stores over 20 million customer profiles, each of which may include consumer preferences, demographics, transaction histories and emarketing response data. The data warehouse also contains the assembly instructions for our clients' emarketing campaigns. Information in our data warehouse is organized by use of a proprietary set of tables and relationships to optimize the performance and scalability of the other system components.

     Campaign Management. We use a variety of campaign management tools that enable our client services managers to implement emarketing campaigns. These tools consist of the following:

     - Data mining. We employ various technologies to review and analyze customer response data, transaction histories, web site tracking data and customer-reported preference data to identify patterns of behavior and predict subsequent purchase behavior.

     - Campaign configuration. Our campaign configuration system is a proprietary software application used to configure the content, targeting, formatting and delivery timing of our clients' emarketing campaigns.

     - Reporting. We provide immediate reporting of campaign results to our clients. We deliver these reports to our clients as spreadsheet attachments to an email, through their internet browser or as raw data files.

     Assembly and Delivery Engine. Our email assembly and delivery engine is designed to construct, format and deliver large volumes of personalized email on behalf of our clients. The modules of this engine are optimized for specific tasks, including dynamic email assembly, high volume email delivery, graphical content serving and load management.

     Response Handler. We use proprietary web-based software to track the delivery of our email transmissions and each recipient's response to those emails. We track emails delivered, emails opened, emails rejected, unsubscribe requests and recipients' responses to our clients' offers. We also use our proprietary email sensor to automatically detect a recipient's ability to display emails in media formats other than plain text, such as HTML, dynamic HTML and Java-based content.

NETWORK OPERATIONS AND SYSTEM SECURITY

     Our servers are located at Exodus Communications in Santa Clara, California. Exodus provides uninterrupted internet access with an aggregate network capacity of over 17 gigabits per second. Additionally, Exodus provides power, climate control and monitoring services 24 hours per day, seven days per week. We plan to add a similar facility in the eastern United States within the next 12 months. Our internal network operations are managed by experienced systems architects and security experts who provide around the clock operations and database administration support.

     Our data center consists of over 100 Sun Microsystems and Intel-based servers. These servers are connected to a high speed network backbone. Our production and internal networks are protected by a fault-tolerant firewall system that filters all network communications. We have also implemented a secure link with our corporate office facility that allows direct and secure access to our data center systems, enabling timely campaign administration.

CORE TECHNOLOGIES

     We utilize a number of industry-standard technologies to support our architecture. Our software is written primarily in the Java programming language, enabling us to build reusable components and designs. We also use the extensible markup language, or XML, to facilitate the dynamic assembly of emails. We use Sun Solaris, Linux and Microsoft Windows NT operating systems running on Sun Microsystems and Intel-based servers.

     We also license technologies from a number of third parties. Our data warehouse is managed using Oracle 8.0 database software. The performance of our email assembly and delivery engine is monitored using software licensed from TIBCO, which also allows us to easily install additional servers to increase capacity without service interruptions. Campaign results are reported on the internet to clients using software we license from Actuate.

COMPETITION

     The market for emarketing services is intensely competitive, rapidly evolving and experiences rapid technological change. We expect competition to increase significantly in the future because of the attention the internet has received as a means of advertising and direct marketing and because there are no significant barriers to entry into our market.

     We believe that the factors on which we compete include:

     - Credibility of clients and their willingness to act as references.

     - Quality and features of emarketing services.

     - Quality of customer service.

     - Sophistication and reliability of core technology.

     - Speed of implementation of emarketing campaigns.

     - Cost-effectiveness of a given solution.

     Although we believe that our solution currently competes favorably as to each of these factors, our market is relatively new and is evolving rapidly. We may not be able to maintain our competitive position against current and potential competitors.

     Our principal competitors include providers of emarketing services such as @Once, Acxiom and its affiliate Bigfoot, Exactis.com, Kana Communications, L-Soft, Media Synergy, Message Media, Net Creations, Responsys.com and Yesmail.com. We also compete with the information technology departments of current and prospective clients.

     We may experience additional competition from internet service providers, advertising and direct marketing agencies and other large established businesses such as America Online, DoubleClick, Microsoft, IBM, AT&T, Yahoo!, ADVO and the Interpublic Group of Companies. Each of these companies possess large, existing customer bases, substantial financial resources and established distribution channels and could develop, market or resell a number of emarketing services. These potential competitors may also choose to enter the market for emarketing services by acquiring one of our existing competitors or by forming strategic alliances with these competitors. Any of these occurrences could harm our ability to compete effectively.

     Many of our current and potential competitors have longer operating histories, greater name recognition, larger customer bases, more diversified lines of products and services and significantly greater resources than we have. These competitors may be able to devote significant resources to sales and marketing, adopt more aggressive pricing policies and deliver superior solutions. In addition, many of our current or potential competitors have broad distribution channels that may be used to bundle competing products or services. If such competitors bundle competing products or services, the demand for our services could substantially decline. As a result, we cannot assure you that we will compete effectively with our current or future competitors or that competitive pressures will not harm our business.

INTELLECTUAL PROPERTY RIGHTS

     Our success and ability to compete are substantially dependent upon our technology and intellectual property. While we rely on copyright, trade secret and trademark law to protect our technology and intellectual property, we believe that factors such as the technological and creative skills of our personnel, new service developments and frequent service enhancements are more essential to establishing and maintaining an intellectual property leadership position. We have two U.S. patent applications pending and two U.S. trademark applications pending.

     We generally enter into confidentiality agreements with our employees and consultants. Our confidentiality agreements generally require our employees and consultants to hold in confidence and not disclose any of our proprietary information. Despite our efforts to protect our proprietary information, unauthorized parties may attempt to obtain and use our proprietary information. Policing unauthorized use of our proprietary information is difficult, and the steps we have taken might not prevent misappropriation, particularly in foreign countries where the laws may not protect our proprietary rights as fully as do the laws of the United States.

     We have filed for trademark protection for the mark Digital Impact in the European Community, which includes the following member countries: Austria, Belgium, Denmark, Finland,

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

France, Germany, Greece, Ireland, Italy, Luxembourg, the Netherlands, Portugal, Spain, Sweden and the United Kingdom. We have also filed for trademark protection for the mark Digital Impact in Japan. Other than these actions, we have not taken substantial additional steps to protect our intellectual property in jurisdictions other than the United States.

     We collect and use data derived from our clients. This creates the potential for claims to be made against us, either directly or through contractual indemnification provisions with customers, including copyright or trademark infringement, invasion of privacy or other legal theories. Although we carry general liability insurance, our insurance may not cover potential claims of this type or may not be adequate to indemnify us for all liability that may be imposed.

     Substantial litigation regarding intellectual property rights exists in the technology industry. From time to time, third parties have asserted and may assert exclusive patent, copyright, trademark and other intellectual property rights to technologies and related standards that are important to us. We expect that we may increasingly face infringement claims as the number of competitors in our industry segments grows and the functionality of products and services in different industry segments overlaps. In addition, we believe that many of our competitors have filed or intend to file patent applications covering aspects of their technology that they may claim our intellectual property infringes. Although we have not been party to any litigation asserting claims that allege infringement of intellectual property rights, we cannot assure you that we will not be a party to litigation in the future. Any third party claims, with or without merit, could be time-consuming to defend, result in costly litigation, divert management's attention and resources or require us to enter into royalty or licensing agreements. Such royalty or licensing agreements, if required, may not be available on terms acceptable to us, if at all. A successful claim of infringement against us could harm our business.

GOVERNMENT REGULATION

     Legislation has recently been enacted in several states restricting the sending of unsolicited commercial email. The federal government and several other states are considering, or have considered, similar legislation. Although the provisions of these current and contemplated laws vary, they generally limit or prohibit both the transmission of unsolicited commercial emails and the use of forged or fraudulent routing and header information. Some states, including California, require that unsolicited emails include opt-out instructions and that senders of such emails honor any opt-out requests. We believe that our current suite of services will not be affected by such legislation because we do not send unsolicited commercial email. We cannot assure you that future legislation or the application of existing legislation will not harm our business.

     There is a growing body of laws and regulations applicable to access to or commerce on the internet. Due to the increasing popularity and use of the internet, it is likely that a growing number of laws and regulations will be adopted at the international, federal, state and local level relating to the internet or emarketing services covering issues such as user privacy, pricing, content, copyrights, distribution, antitrust and characteristics and quality of services. Further, the growth and development of the market for emarketing may prompt calls for more stringent consumer protection laws that may impose additional burdens on those companies conducting business online. The adoption of any additional laws or regulations may impair the growth of the internet or emarketing, which could, in turn, decrease the demand for our services and increase our cost of doing business. Moreover, the applicability to the internet of existing laws in various jurisdictions governing issues such as property ownership, sales and other taxes, libel and personal privacy is uncertain and may take years to resolve. Any such new legislation or regulation, the application of laws and regulations from jurisdictions whose laws do not currently apply to our business or the application of existing laws and regulations to the internet could harm our business.

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

EMPLOYEES

     As of September 30, 1999, we had a total of 127 employees, all of whom were full-time employees. Of the total number of employees, 50 were engaged in research and development, 24 in sales, marketing and business development, 36 in professional services and technical support and 17 in finance, administration and operations. Our future performance depends in significant part upon the continued service of our key technical, sales and senior management personnel. Our future success also depends on our continuing ability to attract, train and retain highly qualified technical, sales and managerial personnel. Competition for such personnel is intense, and we may not be able to retain our key personnel in the future. None of our employees is represented by a labor union. We have not experienced any work stoppages and consider our relations with our employees to be good.

FACILITIES

     Our principal executive offices are located in San Mateo, California, where we lease approximately 29,400 square feet under two leases that expire in 2002 and 2003.

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

                                   MANAGEMENT

EXECUTIVE OFFICERS, KEY EMPLOYEES AND DIRECTORS

     The following table provides information regarding our executive officers, key employees and directors as of September 30, 1999:

      EXECUTIVE OFFICERS AND DIRECTORS        AGE                   POSITION(S)
      --------------------------------        ---                   -----------
William Park................................  32    Chief Executive Officer and Chairman of the
                                                    Board of Directors
Gerardo Capiel..............................  31    Chief Technology Officer and Director
David Oppenheimer...........................  42    Vice President, Finance, Chief Financial
                                                    Officer, Treasurer and Secretary
Ronald Rasmussen............................  36    Vice President, Engineering and Operations
Raymond Kaupp...............................  47    Vice President, Marketing and Business
                                                    Development
Alan Flohr..................................  34    Vice President, Sales and Client Services
Ruthann Quindlen............................  45    Director
Warren Packard..............................  31    Director
Michael Brown...............................  40    Director

               KEY EMPLOYEES
               -------------
Harry Drake.................................  32    Vice President, Client Services Engineering
Brian Platter...............................  34    Vice President, Product Management

     William Park has served as our Chief Executive Officer since July 1999 and serves as Chairman of our board of directors, a position he has held since he co-founded Digital Impact in October 1997. From October 1997 through June 1999, Mr. Park served as our President. From July 1996 until November 1996, Mr. Park was Director of Profile Marketing for NetAngels, an Internet company focused on web personalization technologies. From 1989 to 1994, Mr. Park held a variety of marketing positions at ZAI*NET Software, Inc., an enterprise software company, where he became Vice President of Marketing in 1993. Mr. Park holds a B.A. from the University of Pennsylvania and an M.B.A. from Stanford University.

     Gerardo Capiel has served as our Chief Technology Officer and as a member of our board of directors, a position he has held since he co-founded Digital Impact in October 1997. From August 1996 to August 1997, Mr. Capiel was Director of Internet/Internet Solutions for Altro Solutions, an information technology and business process consulting firm. From June 1995 to September 1995, Mr. Capiel was a marketing analyst at Broadvision, an Internet applications software company. Prior to that, Mr. Capiel held various positions at Altro Solutions. Mr. Capiel holds a B.S. in engineering systems and computation from the Massachusetts Institute of Technology and an M.B.A. from Stanford University.

     David Oppenheimer has served as our Vice President, Finance and Chief Financial Officer since July 1999. From November 1997 to July 1999, Mr. Oppenheimer was Vice President, Finance for Autodesk, Inc., a supplier of design and visual effect software. From January 1995 to November 1997, Mr. Oppenheimer held several positions with AlliedSignal, Inc., an advanced technology and manufacturing company, including Chief Financial Officer of AlliedSignal Electronic Materials, Vice President of Finance for AlliedSignal Aerospace Services and Controller of AlliedSignal Engines. From August 1985 to January 1995, Mr. Oppenheimer was employed by

United Airlines, a commercial air transportation company, most recently as Division Controller. Mr. Oppenheimer holds a B.S. in mechanical engineering from State University of New York, Buffalo and an M.B.A. from the University of California, Berkeley.

     Ronald Rasmussen has served as our Vice President, Engineering and Operations since October 1999. From September 1997 to October 1999, Mr. Rasmussen served as Vice President, Engineering and Product Development of The Santa Cruz Operation Inc., a business systems software company. From 1993 to September 1997, Mr. Rasmussen served as Director of Engineering of The Santa Cruz Operation Inc. Prior to that, Mr. Rasmussen served in a variety of senior software engineering positions for Hewlett-Packard. Mr. Rasmussen holds a B.A. in economics and a B.A. computer science from the University of California, Santa Cruz.

     Raymond Kaupp has served as our Vice President, Marketing and Business Development since April 1998. From July 1993 to March 1998, Mr. Kaupp served as President of UGC, a catalog retailer. From January 1988 to July 1993, Mr. Kaupp held a variety of marketing management positions at Apple Computer, a computer manufacturer. Prior to that, Mr. Kaupp served as a marketing manager at Metaphor Computer Systems, a decision support systems company. Mr. Kaupp holds a B.S. in business administration from San Diego State University and an M.B.A. from the University of California, Berkeley.

     Alan Flohr has served as our Vice President, Sales and Client Services since August 1999. From April 1999 to August 1999, Mr. Flohr served as Vice President, Sales. From May 1995 to April 1999, Mr. Flohr was employed by Advo Incorporated, a direct mail marketing company, as Vice President of Strategic Account Development, Vice President of Field Marketing and Director of Marketing Planning. From December 1992 to April 1995, Mr. Flohr co-founded and served as principal of New Paradigm Ventures, a marketing consulting and venture capital company. Mr. Flohr holds a B.S. in industrial engineering from State University of New York, Buffalo and an M.B.A. from The Amos Tuck School of Business Administration at Dartmouth College.

     Ruthann Quindlen has served as a member of our board of directors since November 1998. Since June 1994, Ms. Quindlen has been a general partner of Institutional Venture Partners, a venture capital investment firm. Ms. Quindlen serves on the board of directors of Mpath Inc., an Internet media company, and on the board of directors of several private companies. Ms. Quindlen holds a B.S. in economics from Georgetown University and an M.B.A. from the Wharton School of the University of Pennsylvania.

     Warren Packard has served as a member of our board of directors since March 1998. Mr. Packard is a partner of Draper Fisher Jurvetson, a position he has held since June 1997. From January 1996 to June 1997, Mr. Packard founded and served as the Vice President of Business Development of Angara Database Systems. From June 1996 to January 1997 Mr. Packard was an associate at Institutional Venture Partners. Mr. Packard also serves on the board of directors of several private companies. Mr. Packard holds a B.S. and M.S. in mechanical engineering and an M.B.A. from Stanford University.

     Michael Brown has served as a member of our board of directors since September 1999. Mr. Brown also serves as Chief Executive Officer of Quantum Corporation, a data storage company, a position he has held since September 1995. In May 1998, he was also appointed Chairman of the Board of Quantum. Prior to September 1995, Mr. Brown held several other positions at Quantum. Mr. Brown holds a B.A. in economics from Harvard University and an M.B.A. from Stanford University.

     Harry Drake has served as our Vice President, Client Services Engineering since July 1999. Mr. Drake joined Digital Impact in February 1999 as Director, Client Services Engineering. From

March 1994 until February 1999, Mr. Drake was a Director for Altro Systems, an information technology and business process consulting firm. Mr. Drake holds a B.A. in economics from the University of California, Berkeley.

     Brian Platter has served as our Vice President, Product Management since May 1999. Mr. Platter joined Digital Impact in April 1998 and served as Director, Client Services through April 1999. From July 1997 to January 1998, Mr. Platter worked for Fujitsu Computer Products of America, an information technology company. From June 1994 until July 1997, Mr. Platter served as a Senior Consultant for Gemini Management Consulting, a management consulting firm. Mr. Platter holds a B.S. in mechanical engineering from the University of Colorado and an M.B.A. from Stanford University.

BOARD COMPOSITION

     Our certificate of incorporation provides for a classified board of directors consisting of three classes of directors, each serving staggered three-year terms. As a result, a portion of the board of directors will be elected each year. To implement the classified structure, prior to the consummation of the offering, two of the nominees to the board will be elected to a one-year term, one will be elected to a two-year term and two will be elected to three-year terms. Subsequently, directors will be elected for three-year terms. Mr. Capiel and Mr. Packard have been designated Class I directors whose term expires at the 2000 annual meeting of stockholders. Ms. Quindlen has been designated a Class II director whose term expires at the 2001 annual meeting of stockholders. Mr. Brown and Mr. Park have been designated Class III directors whose term expires at the 2002 annual meeting of stockholders. There are no family relationships among any of our directors, officers or key employees.

BOARD COMMITTEES

     We established an audit committee in September 1999 and a compensation committee in July 1999.

     Our audit committee consists of Ms. Quindlen and Mr. Packard. The audit committee reviews internal accounting procedures and consults with and reviews the services provided by our independent accountants.

     Our compensation committee consists of Ms. Quindlen and Mr. Brown. The compensation committee establishes salaries, incentives and other forms of compensation for officers and other employees. This committee also administers our incentive compensation and benefit plans.

DIRECTOR COMPENSATION

     Directors do not currently receive any cash compensation from us for their service as members of the board of directors. Directors who are employees of Digital Impact are eligible to participate in our 1998 stock plan and our 1999 employee stock purchase plan. Directors who are not employees of Digital Impact are eligible to participate in our 1999 director option plan. Our 1999 director option plan generally provides for an automatic initial grant of an option to purchase 20,000 shares of our common stock to each non-employee director on the later to occur of the effective date of the plan or the date on which a person first becomes a non-employee director. After the initial grant, a non-employee director will be granted a subsequent option to purchase 5,000 shares of our common stock each year on the date of our annual meeting of stockholders, if on such date he or she has served as a director for at least six months. These grants have a term of ten years. Each initial option grant will vest as to 25% of the shares issuable under the option on each anniversary of its date of grant and each subsequent option grant will vest as to 100% of the shares issuable under the option on each anniversary of its date of grant. The exercise price of all options will be 100% of the fair market value per share of our common stock on the date of grant. For an additional description of these option plans, please refer to our discussion under "-- Compensation Plans."

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     None of the members of our compensation committee is an officer or employee of Digital Impact. No interlocking relationship exists between our board of directors or compensation committee and the board of directors or compensation committee of any other company, nor has such an interlocking relationship existed in the past. Ms. Quindlen, a member of our compensation committee, is a general partner of Institutional Venture Partners, a stockholder of our company. For more information on this relationship, please refer to "Related Party Transactions."

EMPLOYMENT CONTRACTS AND CHANGE OF CONTROL ARRANGEMENTS

     Mr. Oppenheimer is party to an employment agreement, dated July 29, 1999, effective as of August 2, 1999. Under the agreement, we agreed to pay Mr. Oppenheimer an annual salary of $225,000, and granted him an option to purchase 275,000 shares of our common stock. The shares issuable under this option will vest over a four year period, with 6.25% of these shares vesting at the end of the first three months of employment and the remaining shares will vest monthly. If Mr. Oppenheimer is terminated without cause, he will be entitled to receive continued payment of his base salary for three months as severance. If within twelve months of a change in control, Mr. Oppenheimer's employment is terminated without cause or he terminates his employment as a result of a reduction in his compensation, a change in his responsibilities or refusal of the successor company to assume our responsibilities under the employment agreement, 50% of his unvested shares shall have their vesting accelerated in full as of the date of termination. A change of control is defined as a merger or reorganization in which we are not the surviving corporation, our transfer of all or substantially all of our assets, our liquidation or dissolution, or if any person becomes the beneficial owner of 50% or more of our voting stock.

     Mr. Flohr is party to an employment agreement, dated March 12, 1999, effective as of April 1, 1999. Under this agreement, we agreed to pay Mr. Flohr an annual salary of $165,000, and granted him an option to purchase 300,000 shares of our common stock. Mr. Flohr is also eligible to receive a sales commission of $85,000 upon achieving his sales quota. The shares issuable under this option will vest over a four year period, with 12.5% of these shares vesting at the end of six months and the remaining shares will vest monthly. If Mr. Flohr is terminated without cause, he will be entitled to receive continued payment of his base salary for six months as severance.

EXECUTIVE COMPENSATION

     The following table includes the compensation earned for services rendered to us in all capacities for the fiscal year ended March 31, 1999 by our Chief Executive Officer and our other most highly compensated executive officer who earned more than aggregate cash compensation of $100,000 during the fiscal year ended March 31, 1999. These executives are referred to as the named executive officers in this prospectus.

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                                                                 COMPENSATION
                                                                 ANNUAL          ------------
                                                              COMPENSATION        SECURITIES
                                                          --------------------    UNDERLYING
              NAME AND PRINCIPAL POSITION                 SALARY($)   BONUS($)     OPTIONS
              ---------------------------                 ---------   --------   ------------
William Park............................................  $ 83,333     $   --           --
  Chief Executive Officer
Raymond Kaupp...........................................   131,969      7,875      260,820
  Vice President, Marketing and Business Development

     Mr. Park has served as our Chief Executive Officer since July 1999. Prior to that time, we did not have a Chief Executive Officer. Mr. Park, as our President, acted in a capacity similar to Chief Executive Officer during that period. Mr. Park, Mr. Capiel and Mr. Kaupp are currently compensated at annual rates of $200,000, $175,000 and $175,000, respectively. Messrs. Oppenheimer, Flohr and Rasmussen were hired as executive officers subsequent to March 31, 1999 and are compensated at annual rates of $225,000, $200,000 and $175,000, respectively.

OPTION GRANTS IN LAST FISCAL YEAR

     The following table shows information regarding stock options granted to each of the named executive officers in the fiscal year ended March 31, 1999, including the potential realizable value over the term of the options which may be five to ten years, based on assumed rates of stock appreciation of 5% and 10%, compounded annually. These assumed rates of appreciation comply with the rules of the Securities and Exchange Commission and do not represent our estimate of future stock price. Actual gains, if any, on stock option exercises will be dependent on the future performance of our common stock.

     The percentages below are based on a total of 1,964,804 shares issuable under options granted by us during the year ended March 31, 1999 to employees, directors and consultants. All options were granted under our 1998 stock plan at exercise prices at the fair market value of our common stock on the date of grant, as determined in good faith by the board of directors. All options listed below are immediately exercisable upon grant; however, any unvested shares may be repurchased by us at their cost if the optionee's service with us terminates. All option shares listed in the table below vest over four years, with 25% of the option shares vesting one year after the option grant date, and the remaining option shares vesting ratably each month thereafter.


     The potential realizable values below assume that the initial public offering price of $14.00 per share was the fair market value of the common stock on the date of grant and that the price of the applicable stock increases from the date of grant until the end of the ten year option term at the annual rates specified. There is no assurance provided to any holder of our securities that the actual stock price appreciation over the ten year option term will be at the assured 5% and 10% levels or at any other defined level.


                                                INDIVIDUAL GRANTS                      POTENTIAL REALIZABLE
                               ---------------------------------------------------       VALUE AT ASSUMED
                               NUMBER OF                                              ANNUAL RATES OF STOCK
                                 SHARES     PERCENTAGE OF                             PRICE APPRECIATION FOR
                               UNDERLYING   TOTAL OPTIONS   EXERCISE                       OPTION TERM
                                OPTIONS      GRANTED TO       PRICE     EXPIRATION   ------------------------
            NAME                GRANTED       EMPLOYEES     PER SHARE      DATE          5%           10%
            ----               ----------   -------------   ---------   ----------   ----------    ----------
William Park.................        --           --%         $  --           --     $       --    $       --
Raymond Kaupp................   260,820         13.3           0.02      4/29/08      5,942,660     9,465,782


FISCAL YEAR-END OPTION VALUES

     The following table provides summary information concerning the shares of common stock represented by outstanding stock options held by each of the named executive officers as of March 31, 1999. No options were exercised by the named executive officers during the year ended March 31, 1999.

                                          NUMBER OF SECURITIES
                                         UNDERLYING UNEXERCISED           VALUE OF UNEXERCISED
                                               OPTIONS AT                 IN-THE-MONEY OPTIONS
                                             MARCH 31, 1999                  MARCH 31, 1999
                                      ----------------------------    ----------------------------
                NAME                  EXERCISABLE    UNEXERCISABLE    EXERCISABLE    UNEXERCISABLE
                ----                  -----------    -------------    -----------    -------------
William Park........................         --              --       $       --             --
Raymond Kaupp.......................    260,820              --          663,787             --

     These values are based on the deemed fair market value as of March 31, 1999, minus the exercise price, multiplied by the number of shares underlying the option.

     In April 1999, we granted to Mr. Flohr options to purchase 300,000 shares of common stock at an exercise price of $0.25 per share. In July 1999, we granted to Mr. Oppenheimer options to purchase 275,000 shares of common stock at an exercise price of $2.50 per share. In August 1999, we granted to Mr. Flohr options to purchase 100,000 shares of common stock at an exercise price of $2.50 per share. In September 1999, we granted to Mr. Kaupp options to purchase 50,000 shares of common stock at an exercise price of $2.50 per share. In October 1999, we granted to Mr. Rasmussen options to purchase 202,500 shares of common stock at an exercise price of $5.00 per share. These options vest over a four year period.

COMPENSATION PLANS

AMENDED AND RESTATED 1998 STOCK PLAN

     Our amended and restated 1998 stock plan provides for the grant of incentive stock options to employees, including officers and employee directors, and for the grant of nonstatutory stock options and stock purchase rights to employees, directors and consultants. The 1998 stock plan was originally adopted by our board of directors and approved by the stockholders in March 1998, and was amended and restated by our board of directors in September 1999 and approved by the stockholders in October 1999. Unless terminated sooner, the 1998 stock plan will terminate automatically ten years from the date of obtaining stockholder approval.

     A total of 8,795,000 shares of our common stock has been reserved for issuance under this plan. In addition, annual increases will be added to the 1998 stock plan, beginning on January 1, 2001, equal to the lesser of 1,500,000 shares, 4% of the outstanding shares or an amount determined by our board of directors. As of September 30, 1999, options to purchase 3,517,715 shares of common stock were outstanding under the 1998 stock plan and 4,521,000 were available for further issuance.

     The administrator of our 1998 stock plan has the power to determine, among other things:

     - the terms of the options or stock purchase rights granted, including the exercise price of the option or stock purchase right;

     - the number of shares issuable under each option or stock purchase right;

     - the exercisability of each option or stock purchase right; and

     - the form of consideration payable upon the exercise of each option or stock purchase right.

     In addition, the administrator has the authority to amend, suspend or terminate the 1998 stock plan, so long as no such action affects any shares of common stock previously issued and sold or any option previously granted under the 1998 stock plan. During any fiscal year, each optionee may be granted options to purchase a maximum of 1,000,000 shares. In addition, in connection with an optionee's initial employment with us, such optionee may be granted an option covering an additional 1,000,000 shares.

     Options and stock purchase rights granted under our 1998 stock plan are generally not transferable by the optionee, and each option and stock purchase right is exercisable during the lifetime of the optionee only by such optionee. Options granted under the 1998 stock plan must generally be exercised within three months after the end of optionee's status as an employee, director or consultant of Digital Impact, or within twelve months after such optionee's termination by death or disability, but in no event later than the expiration of the option's term.

     In the case of stock purchase rights, unless the administrator determines otherwise, the restricted stock purchase agreement grants us a repurchase option exercisable upon the voluntary or involuntary termination of the purchaser's employment or consulting relationship with us for any reason, including death or disability. The purchase price for shares repurchased under the restricted stock purchase agreement must be the original price paid by the purchaser and may be paid by cancellation of any indebtedness of the purchaser to us. The repurchase option lapses at a rate determined by the administrator.

     The exercise price of all incentive stock options granted under the 1998 stock plan must be at least equal to the fair market value of the common stock on the date of grant. The exercise price of nonstatutory stock options and stock purchase rights granted under the 1998 stock plan is determined by the administrator, but for nonstatutory stock options intended to qualify as "performance-based compensation" under Section 162(m) of the Internal Revenue Code, the exercise price must be at least equal to the fair market value of our common stock on the date of grant. For any participant who owns stock possessing more than 10% of the voting power of all classes of our outstanding capital stock, the exercise price of any incentive stock option granted must be at least equal to 110% of the fair market value on the grant date and the term of such incentive stock option must not exceed five years. The term of all other options granted under the 1998 stock plan may not exceed ten years.

     The 1998 stock plan provides that if we merge with or into another corporation, or sell substantially all of our assets, each option and stock purchase right shall be assumed or an equivalent option substituted for by the successor corporation. If the outstanding options and stock purchase rights are not assumed or substituted for by the successor corporation, the optionees will become fully vested in and have the right to exercise such options or stock purchase rights. If an option or stock purchase right becomes fully vested and exercisable upon a merger or sale of assets, the administrator must notify the optionee that the option or stock purchase right is fully exercisable for a period of 15 days from the date of the notice, and the option or stock purchase right will terminate upon the expiration of the 15 day period.

1999 EMPLOYEE STOCK PURCHASE PLAN

     Our 1999 employee stock purchase plan was adopted by our board of directors in September 1999 and approved by our stockholders in October 1999. A total of 700,000 shares of our common stock has been reserved for issuance under the 1999 employee stock purchase plan, plus annual increases beginning on January 1, 2001 equal to the lesser of 700,000 shares, 2% of the outstanding shares on such date or an amount determined by our board of directors. As of the date of this prospectus, no shares have been issued under the 1999 employee stock purchase plan.

     The 1999 employee stock purchase plan, which is intended to qualify under
Section 423 of the Internal Revenue Code, contains consecutive, overlapping, twelve month offering periods. Each offering period includes two six-month purchase periods. The offering periods generally start on the first trading day on or after June 1 and December 1 of each year, except for the first such offering period which commences on the first trading day on or after the effective date of this offering and ends on the last trading day on or before November 30, 2000.

     Employees are eligible to participate if they are customarily employed by us or any participating subsidiary for at least 20 hours per week and more than five months in any calendar year. However, employees may not be granted an option to purchase stock under the 1999 employee stock purchase plan if they either:

     - immediately after grant, own stock possessing 5% or more of the total combined voting power or value of all classes of our capital stock, or

     - hold rights to purchase stock under our employee stock purchase plans which accrue at a rate which exceeds $25,000 worth of stock for each calendar year.

     The 1999 employee stock purchase plan permits participants to purchase our common stock through payroll deductions of up to 15% of the participant's "compensation." Compensation is defined as the participant's base straight time gross earnings and commissions but exclusive of payments for overtime, profit sharing payments, shift premium payments, incentive compensation, incentive payments and bonuses. The maximum number of shares a participant may purchase during a single purchase period is 5,000 shares.

     Amounts deducted and accumulated by the participant are used to purchase shares of common stock at the end of each purchase period. The price of stock purchased under the 1999 purchase plan is generally 85% of the lower of the fair market value of the common stock either:

     - at the beginning of the offering period; or

     - at the end of the purchase period.

     If the fair market value at the end of a purchase period is less than the fair market value at the beginning of the offering period, the participants will be withdrawn from the current offering period following exercise and automatically re-enrolled in a new offering period. The new offering period will use the lower fair market value as of the first date of the new offering period to determine the purchase price for future purchase periods. Participants may end their participation at any time during an offering period, and they will be paid their payroll deductions to date. Participation ends automatically upon termination of employment with Digital Impact.

     Rights granted under the 1999 employee stock purchase plan are not transferable by a participant other than by will, the laws of descent and distribution, or as otherwise provided under the 1999 employee stock purchase plan. The 1999 employee stock purchase plan provides that, if we merge with or into another corporation or there is a sale of substantially all of our assets, each outstanding option may be assumed or substituted for by the successor corporation. If the successor corporation refuses to assume or substitute for the outstanding options, the offering period then in progress will be shortened and a new exercise date will be set.

     The 1999 employee stock purchase plan will terminate in 2009. Our board of directors has the authority to amend or terminate the 1999 employee stock purchase plan, except that no such action may adversely affect any outstanding rights to purchase stock under the 1999 employee stock purchase plan.

1999 DIRECTOR OPTION PLAN

     Non-employee directors are entitled to participate in our 1999 director option plan. The 1999 director option plan was adopted by our board of directors in September 1999 and approved by our stockholders in October 1999. The 1999 director option plan has a term of ten years, unless terminated sooner by our board of directors. A total of 500,000 shares of our common stock have been reserved for issuance under the 1999 director option plan. In addition, annual increases will be added to this plan, beginning on January 1, 2001, equal to the lesser of 250,000 shares, or an amount determined by our board of directors.

     The 1999 director option plan generally provides for an automatic initial grant of an option to purchase 20,000 shares of our common stock to each non-employee director on the date which the later of the following events occur:

     - the effective date of the 1999 director option plan; or

     - the date when a person first becomes a non-employee director.

     After the initial grant, a non-employee director will be granted a subsequent option to purchase 5,000 shares of our common stock each year on the date of our annual meeting of stockholders, if on such date he or she has served on our board of directors for at least six months. Each initial option grant and each subsequent option grant shall have a term of 10 years. Each initial option grant will vest as to 25% of the shares issuable under the option on each anniversary of its date of grant and each subsequent option grant will vest as to 100% of the shares issuable under the option on each anniversary of its date of grant. The exercise price of all options will be 100% of the fair market value per share of our common stock on the date of grant.

     The 1999 director option plan provides that if we merge with or into another corporation, or sell substantially all of our assets, the successor corporation shall assume each option or substitute an equivalent option. If following such assumption or substitution, the optionee's status as a director is terminated other than upon voluntary resignation, each option will become fully vested and exercisable generally for a period of three months from the date of termination. If outstanding options are not assumed or substituted for by the successor corporation, each option will become fully vested and exercisable for a period of thirty days from the date our board of directors notifies the optionee of the option's full exercisability, after which period the option shall terminate. Options granted under the 1999 director option plan must be exercised within three months of the end of the optionee's tenure as our director, or within twelve months after such director's termination by death or disability, but in no event later than the expiration of the option's ten year term. No option granted under the

1999 director option plan is transferable by the optionee other than by will or the laws of descent and distribution, and each option is exercisable, during the lifetime of the optionee, only by the optionee.

LIMITATIONS ON LIABILITY AND INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our certificate of incorporation limits the liability of directors to the maximum extent permitted by Delaware law. Section 145 of the Delaware General Corporation Law provides that directors of a corporation will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except liability for:

     - any breach of their duty of loyalty to the corporation or its stockholders;

     - acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the Delaware General Corporation Law; or

     - any transaction from which the director derived an improper personal benefit.

     This limitation of liability does not apply to liabilities arising under the federal securities laws and does not affect the availability of equitable remedies such as injunctive relief or rescission.

     Our certificate of incorporation and bylaws provide that we shall indemnify our directors and executive officers and may indemnify other officers and employees and our agents to the fullest extent permitted by law. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of indemnified parties. Our bylaws also permit us to secure insurance on behalf of any officer, director, employee or other agent for any liability arising out of his or her actions in such capacity, regardless of whether the bylaws would permit indemnification. We maintain directors' and officers' liability insurance.

                           RELATED PARTY TRANSACTIONS

PREFERRED STOCK SALES

SERIES A CONVERTIBLE PREFERRED STOCK

     In March 1998, we sold shares of our series A preferred stock convertible into an aggregate of 5,592,000 shares of common stock at a price of approximately $0.21 per share, to raise capital to finance our operations. The following 5% stockholders purchased shares in the financing:

                                                        NUMBER OF
                                                    COMMON EQUIVALENT     AGGREGATE
                    PURCHASER                            SHARES         CONSIDERATION
                    ---------                       -----------------   -------------
Draper Fisher Associates Fund IV, L.P. ...........      3,124,800       $     651,000
Draper Fisher Partners IV, L.L.C. ................        235,200              49,000
Draper Richards L.P. .............................      1,440,000             300,000

     The share numbers and price per share above reflect the three-for-one stock split of our capital stock effected in November 1998 and the two-for-one stock split of our capital stock effected in August 1999. The holders of our series A preferred stock were allotted one seat on our board of directors, currently filled by Mr. Packard, in connection with their investment. This right expires upon closing of this offering.

SERIES B CONVERTIBLE PREFERRED STOCK

     In November 1998, we sold shares of our series B preferred stock convertible into an aggregate of 4,448,264 shares of common stock at a price of approximately $1.21 per share, to raise capital to finance our operations. The following 5% stockholders purchased shares in the financing:

                                                        NUMBER OF
                                                    COMMON EQUIVALENT     AGGREGATE
                    PURCHASER                            SHARES         CONSIDERATION
                    ---------                       -----------------   -------------
Institutional Venture Partners VIII, L.P. ........      3,429,312       $   4,143,809
IVM Investment Fund VIII, LLC.....................         36,930              44,624
IVM Investment Fund VIII-A, LLC...................         15,828              19,125
IVP Founders Fund I, L.P. ........................         35,172              42,500
Draper Fisher Associates Fund IV, L.P. ...........        747,654             903,428
Draper Fisher Partners IV, L.L.C. ................         56,276              68,001
Draper Richards L.P. .............................         82,758             100,000

     The share numbers and price per share above reflect the two-for-one stock split of our capital stock effected in August 1999. The holders of our series B preferred stock were allotted one seat on our board of directors, currently filled by Ms. Quindlen, in connection with their investment. This right expires upon closing of this offering.

SERIES C CONVERTIBLE PREFERRED STOCK

     In July 1999, we sold shares of our series C preferred stock convertible into an aggregate of 2,227,294 shares of common stock at a price of approximately $4.78 per share, to raise capital to finance our operations. The following 5% stockholders purchased shares in the financing:

                                                        NUMBER OF
                                                    COMMON EQUIVALENT     AGGREGATE
                    PURCHASER                            SHARES         CONSIDERATION
                    ---------                       -----------------   -------------
Institutional Venture Partners VIII, L.P. ........      1,230,720       $   5,888,995
IVM Investment Fund VIII, LLC.....................         23,198             111,002
Draper Fisher Associates Fund IV, L.P. ...........        429,530           2,055,300
Draper Fisher Partners IV, L.L.C. ................         32,330             154,700
Draper Richards L.P. .............................         52,247             250,000

     The share numbers and price per share above reflect the two-for-one stock split of our capital stock effected in August 1999.

OTHER TRANSACTIONS

     In connection with the above transactions, we entered into an agreement with the investors providing registration rights for these shares. For more information regarding this agreement, see "Description of Capital
Stock -- Registration Rights."

     For information regarding agreements between us and some of our executive officers, please see "Management -- Employment Contracts and Change of Control Arrangements."

COMMON STOCK ISSUANCE

     In February 1999, William Park, our Chief Executive Officer, contributed to our capital 270,000 shares of our common stock, without consideration. Contemporaneously, we issued to Gerardo Capiel, our Chief Technology Officer, an aggregate of 270,000 shares of our common stock as a bonus.

                             PRINCIPAL STOCKHOLDERS

     The following table shows information regarding the beneficial ownership of our common stock as of September 30, 1999 by the following individuals or groups:

     - each person or entity who is known by us to own beneficially more than 5% of our outstanding stock.

     - each of the named executive officers and directors.

     - all directors and executive officers as a group.

     Unless otherwise indicated, and except for any rights these persons' spouses may have, the persons listed below have sole voting and investment power for shares of our common stock shown as beneficially owned by them. Beneficial ownership is determined under the rules of the Securities and Exchange Commission and generally includes voting or investment power for the shares. Percentage of beneficial ownership prior to the offering is based on 19,048,954 shares of common stock outstanding as of September 30, 1999. Each beneficial owner's percentage ownership assumes the exercise or conversion of all options, warrants and other convertible securities held by such person and that are exercisable or convertible 60 days after September 30, 1999. Each beneficial owner's percentage ownership does not include any shares of common stock that such owner may purchase in the offering. Except as otherwise noted, the address of each person listed is c/o Digital Impact, Inc., 177 Bovet Road, Suite 200, San Mateo, California 94402.

                                                                       PERCENTAGE           OPTIONS
                                                                        OF SHARES         EXERCISABLE
                                                                       OUTSTANDING         WITHIN 60
                                                                   -------------------    DAYS AFTER
                                               NUMBER OF SHARES    PRIOR TO    AFTER     SEPTEMBER 30,
              NAME AND ADDRESS                BENEFICIALLY OWNED   OFFERING   OFFERING       1999
              ----------------                ------------------   --------   --------   -------------
Entities affiliated with Institutional
Venture Partners............................       4,771,160         25.0%      20.2%             --
  3000 Sand Hill Road
  Building 2, Suite 290
  Menlo Park, California 94025
Entities affiliated with Draper Fisher
  Jurvetson.................................       4,625,790         24.3       19.6              --
  400 Seaport Court, Suite 250
  Redwood City, California 94063
Draper Richards L.P.........................       1,575,004          8.3        6.7              --
  50 California Street, Suite 2925
  San Francisco, California 94111
William Park................................       3,600,000         18.9       15.3              --
Gerardo Capiel..............................       2,070,000         10.9        8.8              --
David Oppenheimer...........................         275,000          1.4        1.1         275,000
Ronald Rasmussen............................         202,500          1.1          *         202,500
Raymond Kaupp...............................         260,820          1.4        1.1         260,820
Alan Flohr..................................         400,000          2.1        1.7         400,000
Ruthann Quindlen............................       4,771,160         25.0       20.2              --
Warren Packard..............................       4,625,790         24.3       19.6              --
Michael Brown...............................          30,000            *          *          30,000
All executive officers and directors as a
  group (9 persons).........................      16,235,270         85.2       68.9       1,168,320

-------------------------
  *  Less than 1% of the outstanding shares of common stock.

     The shares listed above for entities affiliated with Institutional Venture Partners consist of 4,660,032 shares held by Institutional Venture Partners VIII, L.P., 60,128 shares held by IVM Investment Fund VIII, LLC, 15,828 shares held by IVM Investment Fund VIII-A, LLC and

35,172 shares held by IVP Founders Fund I, L.P. Ruthann Quindlen, a member of our board of directors, is a general partner of Institutional Venture Partners.

     The shares listed above for Draper Fisher Jurvetson consist of 4,301,984 shares held by Draper Fisher Associates Fund IV, L.P., and 323,806 shares held by Draper Fisher Partners IV, L.L.C. Warren Packard, a member of our board of directors, is a general partner of Draper Fisher Jurvetson.

     The shares listed above for William Park consist of 3,600,000 restricted shares which may be repurchased by us. Our repurchase option lapses over a four year period.

     The shares listed above for Gerardo Capiel consist of 270,000 shares of common stock and 1,800,000 restricted shares which may be repurchased by us. Our repurchase option lapses over a four year period.

     The shares listed above for Warren Packard and Ruthann Quindlen include all shares beneficially owned by entities affiliated with Draper Fisher Jurvetson and entities affiliated with Institutional Venture Partners, respectively, but Mr. Packard and Ms. Quindlen disclaim beneficial ownership of the shares held by these entities except to the extent of their pecuniary interest in these entities.

                          DESCRIPTION OF CAPITAL STOCK

GENERAL

     Upon the completion of this offering, we will be authorized to issue 100,000,000 shares of common stock, $0.001 par value, and 5,000,000 shares of undesignated preferred stock, $0.001 par value.

COMMON STOCK

     As of September 30, 1999, there were 19,048,954 shares of common stock outstanding, assuming the conversion of all outstanding shares of convertible preferred stock, which were held of record by 73 stockholders. There will be 23,548,954 shares outstanding, assuming no exercise of the underwriters' over-allotment option and no exercise or conversion of outstanding options after September 30, 1999, effective upon the closing of this offering.

     The holders of common stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Limited by preferences that may be applicable to any outstanding preferred stock, the holders of common stock are entitled to receive ratably any dividends that may be declared from time to time by the board of directors out of funds legally available for that purpose. See "Dividend Policy." Upon liquidation, dissolution or winding up, the holders of common stock are entitled to share ratably in all assets remaining after payment of liabilities, limited by prior distribution rights of preferred stock, if any, then outstanding. The holders of common stock have no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the common stock. All outstanding shares of common stock are fully paid and nonassessable, and the shares of common stock to be issued upon the closing of this offering will be fully paid and nonassessable.

PREFERRED STOCK

     The board of directors has the authority, without action by the stockholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each series, any or all of which may be greater than the rights of the common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of the common stock until the board of directors determines the specific rights of the holders of such preferred stock. However, the effects might include restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock and delaying or preventing a change in control without further action by the stockholders. Immediately prior to the closing, no shares of preferred stock will be outstanding. We have no present plans to issue any shares of preferred stock.

REGISTRATION RIGHTS

     As of September 30, 1999, the holders of 18,066,058 shares of our common stock are entitled to require us to register their shares under the Securities Act. These rights are provided under the terms of our agreement with the holders of registrable securities. Holders of these registrable shares have unlimited rights to request that these shares be included in any Digital Impact-initiated underwritten public offering of our securities. The underwriters may reduce the registrable shares to be included on the registration statement for marketing reasons. In addition, at any time the earlier of July 7, 2002 or one year after the effective date of this prospectus, holders of at least two-thirds of the registrable shares may demand that we register their shares up to two times. Also, after we become eligible to use Form S-3, holders of registrable shares may request that we effect a registration of these shares on a shelf registration statement up to two times in any twelve month period. We will bear all expenses incurred in connection with these registrations, other than underwriters' and brokers' discounts and commissions.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER AND BYLAW PROVISIONS

     Provisions of Delaware law and our certificate of incorporation and bylaws summarized below could make more difficult our acquisition by means of a tender offer, a proxy contest or otherwise and the removal of incumbent officers and directors. These provisions are expected to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control to first negotiate with us. We believe that the benefits of increased protection of our potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure us outweighs the disadvantages of discouraging such proposals because negotiation of these proposals could result in an improvement of their terms.

STOCKHOLDER MEETINGS

     Under our restated certificate of incorporation and restated bylaws, the board of directors, the chairman of the board and the president may call special meetings of stockholders but the stockholders may not call a special meeting. In addition, our restated certificate of incorporation and restated bylaws do not provide for the right of stockholders to act by written consent without a meeting or for cumulative voting in the election of directors.

REQUIREMENTS FOR ADVANCE NOTIFICATION OF STOCKHOLDER NOMINATIONS AND PROPOSALS

     Our restated bylaws establish advance notice procedures for proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a board committee.

CLASSIFIED BOARD

     Our amended and restated certificate of incorporation provides that the board of directors will be divided into three classes, each serving staggered three-year terms. For more information concerning our classified board of directors, see "Management -- Board Composition."

DELAWARE ANTI-TAKEOVER LAW

     We must comply with Section 203 of the Delaware General Corporation Law. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years following the date the person became an interested stockholder, unless the "business combination" or the transaction in which the person became an interested stockholder is approved in a manner provided for by Delaware law. Generally, a "business combination" includes a merger, asset or stock sale, or other transaction resulting in a financial benefit to the interested stockholder. Generally, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years prior to the determination of interested stockholder status, did own, 15% or more of a corporation's voting stock. The existence of this provision would be expected to have an anti-takeover effect on transactions not approved in advance by the board of directors, including discouraging attempts that might result in a premium over the market price for the shares of common stock held by stockholders.

UNDESIGNATED PREFERRED STOCK

     The authorization of undesignated preferred stock makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of Digital Impact. These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for the common stock is Harris Trust of California.

NASDAQ NATIONAL MARKET LISTING

     Our common stock has been approved for listing on The Nasdaq National Market under the trading symbol "DIGI."

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for our common stock. If our stockholders sell substantial amounts of our common stock (including shares issued upon the exercise of outstanding options) in the public market following this offering, the market price of our common stock could fall dramatically. These sales also might make it more difficult for us to sell equity or equity-related securities in the future at a time and price that we deem appropriate.

     The number of shares of common stock available for sale in the public market is limited by restrictions under federal securities law and by "lock-up" agreements that our stockholders have entered into with the underwriters. For a description of these "lock-up" agreements, please see "Underwriting."

     Upon completion of this offering, we will have 23,548,954 outstanding shares of common stock (based on shares outstanding as of September 30, 1999, assuming no exercise of the underwriters' over-allotment option and no exercise of outstanding options after September 30, 1999). Of these shares, the 4,500,000 shares to be sold in this offering (5,175,000 shares if the underwriters' over-allotment option is exercised in full) will be freely tradable in the public market without restriction under the Securities Act, unless the shares are held by "affiliates" of Digital Impact, as that term is defined in Rule 144 under the Securities Act.

     The remaining 19,048,954 shares outstanding upon completion of this offering will be "restricted securities" as that term is defined under Rule 144. Restricted securities may be sold in the public market only if they are registered or if they qualify for an exemption from registration under Rule 144 or Rule 701 under the Securities Act, which are summarized below.

     All of the executive officers, directors and stockholders of Digital Impact, who collectively hold an aggregate of 19,048,954 of these restricted securities, have entered into "lock-up" agreements in which they have agreed not to offer, sell, contract to sell, grant any option to purchase or otherwise dispose of any of these shares for a period of 180 days from the date of this prospectus. We also have entered into an agreement with the underwriters that we will not offer, sell or otherwise dispose of common stock for a period of 180 days from the date of this prospectus. However, Credit Suisse First Boston Corporation may in its sole discretion, at any time without notice, release all or any portion of the shares restricted by lock-up agreements.

     Taking into account the lock-up agreements and assuming Credit Suisse First Boston Corporation does not release stockholders from these agreements, the following shares will be eligible for sale in the public market at the following times:

     - beginning on the effective date of this prospectus, only the shares sold in the offering will be immediately available for sale in the public market;

     - beginning 180 days after the effective date of this prospectus, approximately 16,236,855 shares will be eligible for sale under Rules 144 and 701 of the Securities Act;

     - an additional 2,812,099 shares will be eligible for sale under Rule 144 upon the expiration of various one-year holding periods after the expiration of the lock-up period;

     Any common stock that has been purchased or may be purchased in this offering by our "affiliates," as defined in Rule 144 of the Securities Act, will be subject to the volume and other selling limitations under Rule 144 of the Securities Act. All of the shares eligible for sale at the 180th day after the date of this prospectus or afterward will be subject initially to certain volume and other limitations under Rule 144 of the Securities Act.

     In addition, we intend to file, after the effective date of this offering, a registration statement on Form S-8 under the Securities Act covering all shares of common stock reserved for issuance under our 1998 stock plan, 1999 employee stock purchase plan and 1999 director option plan. The registration statement will become effective automatically upon filing. Shares registered under this registration statement would be available for sale in the open market in the future unless these shares have vesting restrictions with Digital Impact or the contractual restrictions described above. For more information on shares eligible for resale, our stock plans and registration rights, see "Risk Factors -- A total of 19,048,954 shares, or 81%, of our total outstanding shares after the offering are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of our common stock to drop significantly, even if our business is doing well," "Management -- Compensation Plans," and "Description of Capital Stock -- Registration Rights."

                                  UNDERWRITING

     Under the terms of and the conditions contained in an underwriting
agreement dated                , 1999, we have agreed to sell to the
underwriters named below, for whom Credit Suisse First Boston Corporation, Hambrecht & Quist LLC, Donaldson, Lufkin & Jenrette Securities Corporation and U.S. Bancorp Piper Jaffray Inc. are acting as representatives, the following respective numbers of shares of common stock:

                                                              NUMBER OF
                        UNDERWRITER                            SHARES
                        -----------                           ---------
Credit Suisse First Boston Corporation......................
Hambrecht & Quist LLC.......................................
Donaldson, Lufkin & Jenrette Securities Corporation.........
U.S. Bancorp Piper Jaffray Inc..............................

                                                              ---------
  Total.....................................................  4,500,000
                                                              =========

     The underwriting agreement provides that the underwriters are obligated to purchase all the shares of common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of common stock may be terminated.

     We have granted to the underwriters a thirty-day option to purchase on a pro rata basis up to 675,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. The option may be exercised only to cover any over-allotments of common stock.

     The underwriters propose to offer the shares of common stock initially at the public offering price on the cover page of this prospectus and to selling
group members at that price less a concession of $     per share. The
underwriters and selling group members may allow a discount of $     per share
on sales to other brokers/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

     The following table summarizes the compensation and estimated expenses we will pay.

                                                 PER SHARE                           TOTAL
                                      -------------------------------   -------------------------------
                                         WITHOUT            WITH           WITHOUT            WITH
                                      OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT   OVER-ALLOTMENT
                                      --------------   --------------   --------------   --------------
Underwriting discounts and
  commissions payable by us.........     $                $             $                $
Expenses payable by us..............     $                $             $                $

     The underwriters have informed us that they do not expect discretionary sales to exceed 5% of the shares of common stock being offered.

     We, our officers and directors and substantially all of our other stockholders, have agreed that we and they will not offer, sell, contract to sell, announce an intention to sell, pledge or directly or indirectly dispose of, or file with the Commission a registration statement under the Securities Act relating to, any additional shares of common stock or securities convertible into or exchangeable or exercisable for any shares of common stock without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. These restrictions do not prohibit us from issuing employee stock options and common stock issuable upon exercise of employee stock options outstanding on the date of this prospectus, or filing a registration statement on Form S-8 covering all shares of common stock reserved for issuance under our compensation plans.

     The underwriters have reserved for sale, at the initial public offering price, up to 225,000 shares of the common stock for our customers and business partners. At the discretion of our management, other parties, including friends and family of key employees of Digital Impact, may participate in the directed share program. The number of shares available for sale to the general public in the offering will be reduced to the extent such persons purchase directed shares. Any directed shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

     We have agreed to indemnify the underwriters against liabilities under the Securities Act or contribute to payments which the underwriters may be required to make.

     Our common stock has been approved for listing on The Nasdaq National Market under the symbol "DIGI."

     Before this offering, there has been no public market for the common stock. The initial public offering price will be determined by negotiation between us and the underwriters. The principal factors to be considered in determining the public offering price include:

     - the information included in this prospectus and otherwise available to the underwriters;

     - the history and the prospects for the industry in which we will compete;

     - the ability of our management;

     - the prospects for our future earnings;

     - the present state of our development and our current financial condition;

     - the general condition of the securities markets at the time of this offering; and

     - the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies.

     The representatives may engage in over-allotment, stabilizing transactions, syndicate covering transactions and penalty bids under Regulation M under the Securities Exchange Act of 1934.

     - Over-allotment involves syndicate sales in excess of the offering size, which creates a syndicate short position.

     - Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified number.

     - Syndicate covering transactions involve purchases of the common stock in the open market after the distribution has been completed to cover syndicate short positions.

     - Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the common stock originally sold by the syndicate member is purchased in a syndicate covering transaction to cover syndicate short positions.

     These stabilizing transactions, syndicate covering transactions and penalty bids may cause the price of the common stock to be higher than it would be in the absence of these transactions. These transactions may be effected on The Nasdaq National Market or otherwise, and, if commenced, may be discontinued at any time.

                          NOTICE TO CANADIAN RESIDENTS

RESALE RESTRICTIONS

     The distribution of the common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of common stock are effected. Accordingly, any resale of the common stock in Canada must be made in accordance with applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made in accordance with available statutory exemptions or pursuant to a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the common stock.

REPRESENTATIONS OF PURCHASERS

     Each purchaser of common stock in Canada who receives a purchase confirmation will be deemed to represent to us and the dealer from whom the purchase confirmation is received that (i) such purchaser is entitled under applicable provincial securities laws to purchase such common stock without the benefit of a prospectus qualified under such securities laws, (ii) where required by law, that such purchaser is purchasing as principal and not as agent, and (iii) such purchaser has reviewed the text above under "Resale Restrictions."

RIGHTS OF ACTION (ONTARIO PURCHASERS)

     The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario Securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

ENFORCEMENT OF LEGAL RIGHTS

     All of the issuer's directors and officers as well as the experts named herein may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

NOTICE TO BRITISH COLUMBIA RESIDENTS

     A purchaser of common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any common stock acquired by such purchaser pursuant to this offering. Such report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one such report must be filed in respect of common stock acquired on the same date and under the same prospectus exemption.

TAXATION AND ELIGIBILITY FOR INVESTMENT

     Canadian purchasers of common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the common stock in their particular circumstances and with respect to the eligibility of the common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS


     The validity of our common stock offered by this prospectus will be passed upon for Digital Impact by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California, and for the underwriters by Shearman & Sterling, Menlo Park, California. Persons associated with Wilson Sonsini Goodrich & Rosati are the holders of options to acquire an aggregate of 20,000 shares of our common stock. Based on the difference between the exercise price of the options, $2.50 per share, and the midpoint of the expected price per share in this offering, the value of the options is approximately $230,000.


                                    EXPERTS

     The financial statements as of March 31, 1998 and 1999, and for the period from October 16, 1997 (date of inception) to March 31, 1998 and for the year ended March 31, 1999 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on their authority as experts in accounting and auditing.

              WHERE YOU CAN FIND OTHER DIGITAL IMPACT INFORMATION

     We have filed with the Securities and Exchange Commission a registration statement on Form S-1 under the Securities Act relating to the common stock offered by this prospectus. This prospectus, which constitutes a part of the registration statement, does not contain all of the information included in the registration statement and the exhibits filed as a part of the registration statement, certain parts of which are omitted under the rules and regulations of the SEC. For further information about us and our common stock, reference is made to the registration statement and to the exhibits filed as a part of the registration statement. Statements contained in this prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete and are qualified in their entirety by reference to each such contract, agreement or other document which is filed as an exhibit to the registration statement. The registration statement, including the exhibits and schedules to the registration statement, may be inspected without charge at the principal office of the SEC at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, or at the Regional Offices of the SEC at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661 and Seven World Trade Center, Suite 1300, New York, New York 10048. Our SEC filings are also available to the public from the SEC's web site at http://www.sec.gov. In addition, such material will be available for inspection at the offices of The Nasdaq Stock Market, Inc., at 1735 K Street, N.W., Washington D.C. 20006. Copies of such material may be obtained by mail from the Public Reference Branch of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates.

                              DIGITAL IMPACT, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Report of Independent Accountants...........................  F-2
Balance Sheets..............................................  F-3
Statements of Operations....................................  F-4
Statement of Stockholders' Equity...........................  F-5
Statements of Cash Flows....................................  F-6
Notes to Financial Statements...............................  F-7

                       REPORT OF INDEPENDENT ACCOUNTANTS

To the board of directors and stockholders of Digital Impact, Inc.

     In our opinion, the accompanying balance sheets and the related statements of operations, of stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Digital Impact, Inc. at March 31, 1998 and 1999, and the results of its operations and its cash flows for the period from October 16, 1997 (date of inception) to March 31, 1998 and for the year ended March 31, 1999, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

/s/ PricewaterhouseCoopers LLP

San Jose, California
June 16, 1999, except for Note 10, as to which

the date is November 3, 1999

                              DIGITAL IMPACT, INC.


                                 BALANCE SHEETS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                                                                         PRO FORMA
                                                                                       STOCKHOLDERS'
                                                       MARCH 31,                          EQUITY
                                                    ----------------   SEPTEMBER 30,   SEPTEMBER 30,
                                                     1998     1999         1999            1999
                                                    ------   -------   -------------   -------------
                                                                                (UNAUDITED)
ASSETS
Current assets:
  Cash and cash equivalents.......................  $1,032   $ 2,864      $ 7,183
  Accounts receivable, net of allowance for
     doubtful accounts of $0, $10 and $40 at March
     31, 1998, 1999 and September 30, 1999,
     respectively.................................      --       668        1,572
  Prepaid and other current assets................       3       116           96
                                                    ------   -------      -------
     Total current assets.........................   1,035     3,648        8,851
Property and equipment, net.......................      28     2,494        4,368
Restricted cash...................................      --       108          108
Other assets......................................      15        64          675
                                                    ------   -------      -------
     Total assets.................................  $1,078   $ 6,314      $14,002
                                                    ======   =======      =======
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable................................  $   21   $   591      $ 1,584
  Accrued liabilities.............................       1       221        1,377
  Current portion of capital lease obligations....      --       207          312
  Current portion of long term debt...............      --       234          194
                                                    ------   -------      -------
     Total current liabilities....................      22     1,253        3,467
                                                    ------   -------      -------
  Capital lease obligations, less current
     portion......................................      --       457          713
  Long term debt, less current portion............      --       234          197
                                                    ------   -------      -------
     Total liabilities............................      22     1,944        4,377
                                                    ------   -------      -------
Commitments (Note 5)
Stockholders' equity:
  Convertible preferred stock, $0.001 par value
     Authorized: 16,000 shares;
     Issued and outstanding: 5,592, 10,040 and
       12,292 shares at March 31, 1998, 1999 and
       September 30, 1999, respectively; and none
       pro forma..................................       6        10           12         $    --
     (Liquidation preference: $6,540)
  Common stock, $0.001 par value
     Authorized: 54,000 shares;
     Issued and outstanding: 6,000, 6,022 and
       6,757 shares at March 31, 1998, 1999 and
       September 30, 1999, respectively; and
       19,049 pro forma...........................       6         6            7              19
  Additional paid-in capital......................   1,147     8,925       32,584          32,584
  Unearned stock-based compensation...............      --    (1,227)     (10,836)        (10,836)
  Stock subscription receivable...................      --        (1)          --              --
  Accumulated deficit.............................    (103)   (3,343)     (12,142)        (12,142)
                                                    ------   -------      -------         -------
     Total stockholders' equity...................   1,056     4,370        9,625         $ 9,625
                                                    ------   -------      -------         =======
     Total liabilities and stockholders' equity...  $1,078   $ 6,314      $14,002
                                                    ======   =======      =======

The accompanying notes are an integral part of these financial statements.

                              DIGITAL IMPACT, INC.


                            STATEMENTS OF OPERATIONS
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                            OCTOBER 16, 1997
                                           (DATE OF INCEPTION)                 SIX MONTHS ENDED
                                                   TO            YEAR ENDED      SEPTEMBER 30,
                                                MARCH 31,        MARCH 31,     -----------------
                                                  1998              1999        1998      1999
                                           -------------------   ----------    ------    -------
                                                                                  (UNAUDITED)
Revenues.................................        $    4           $ 1,307      $  121    $ 3,257
Cost of revenues.........................             4               674          87      1,617
                                                 ------           -------      ------    -------
Gross margin.............................            --               633          34      1,640
                                                 ------           -------      ------    -------
Operating expenses:
  Research and development...............            27               966         209      2,518
  Sales and marketing....................            --               670         134      2,544
  General and administrative.............            77             1,151         181      2,164
  Stock-based compensation...............            --             1,157         162      3,295
                                                 ------           -------      ------    -------
     Total operating expenses............           104             3,944         686     10,521
                                                 ------           -------      ------    -------
Loss from operations.....................          (104)           (3,311)       (652)    (8,881)
Interest income, net.....................             1                71          10         82
                                                 ------           -------      ------    -------
Net loss.................................        $ (103)          $(3,240)     $ (642)   $(8,799)
                                                 ======           =======      ======    =======
Net loss per common share -- basic and
  diluted................................        $(0.45)          $ (2.86)     $(1.95)   $ (2.94)
                                                 ======           =======      ======    =======
Shares used in net loss per common share
  calculation -- basic and diluted.......           231             1,133         330      2,991
                                                 ======           =======      ======    =======
Pro forma net loss per share -- basic and
  diluted (unaudited)....................                         $ (0.39)               $ (0.62)
                                                                  =======                =======
Shares used in pro forma net loss per
  share calculation -- basic and diluted
  (unaudited)............................                           8,370                 14,090
                                                                  =======                =======

The accompanying notes are an integral part of these financial statements.

                              DIGITAL IMPACT, INC.


                       STATEMENT OF STOCKHOLDERS' EQUITY
 FOR THE PERIOD FROM OCTOBER 16, 1997 (DATE OF INCEPTION) TO SEPTEMBER 30, 1999
                                 (IN THOUSANDS)

                               CONVERTIBLE
                             PREFERRED STOCK    COMMON STOCK     ADDITIONAL     UNEARNED        STOCK
                             ---------------   ---------------    PAID-IN     STOCK-BASED    SUBSCRIPTION   ACCUMULATED
                             SHARES   AMOUNT   SHARES   AMOUNT    CAPITAL     COMPENSATION    RECEIVABLE      DEFICIT      TOTAL
                             ------   ------   ------   ------   ----------   ------------   ------------   -----------   -------
Issuance of common stock to
  founders.................      --     $--    6,000      $16     $    --       $     --          $--        $     --     $     6
Issuance of Series A
convertible preferred
stock, net of issuance
costs of $19...............   5,592      6        --      --        1,147             --          --               --       1,153
Net loss...................      --     --        --      --           --             --          --             (103)       (103)
                             ------     --     -----      --      -------       --------          --         --------     -------
Balances, March 31, 1998...   5,592      6     6,000       6        1,147             --          --             (103)      1,056
Issuance of Series B
  convertible preferred
  stock, net of issuance
  costs of $30.............   4,448      4        --      --        5,341             --          --               --       5,345
Issuance of Series B
  convertible preferred
  stock warrant............      --     --        --      --           52             --          --               --          52
Exercise of stock
  options..................      --     --        22      --            1             --          (1)              --          --
Issuance of common stock
  options for services.....      --     --        --      --            1             --          --               --           1
Unearned stock-based
  compensation.............      --     --        --      --        1,769         (1,769)         --               --          --
Amortization of unearned
  stock-based
  compensation.............      --     --        --      --           --            542          --               --         542
Contribution of shares from
  a founder................      --     --      (270)     --           --             --          --               --          --
Issuance of shares as bonus
  to a founder.............      --     --       270      --          614             --          --               --         614
Net loss...................      --     --        --      --           --             --          --           (3,240)     (3,240)
                             ------     --     -----      --      -------       --------          --         --------     -------
Balances, March 31, 1999...  10,040     10     6,022       6        8,925         (1,227)         (1)          (3,343)      4,370
Issuance of Series C
  convertible preferred
  stock, net of issuance
  costs of $24.............   2,228      2        --      --       10,636             --          --               --      10,638
Exercise of convertible
  preferred stock warrant..      24     --        --      --            6             --          --               --           6
Exercise of stock
  options..................      --     --       735       1          113             --          --               --         114
Issuance of common stock
  options for services.....      --     --        --      --          212             --          --               --         212
Unearned stock-based
  compensation.............      --     --        --      --       12,692        (12,692)         --               --          --
Amortization of unearned
  stock-based
  compensation.............      --     --        --      --           --          3,083          --               --       3,083
Repayment on stock
  subscription.............      --     --        --      --           --             --           1               --           1
Net loss...................      --     --        --      --           --             --          --           (8,799)     (8,799)
                             ------     --     -----      --      -------       --------          --         --------     -------
Balances, September 30,
  1999 (unaudited).........  12,292     $12    6,757      $7      $32,584       $(10,836)         $--        $(12,142)    $ 9,625
                             ======     ==     =====      ==      =======       ========          ==         ========     =======

The accompanying notes are an integral part of these financial statements.

                              DIGITAL IMPACT, INC.


                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                        OCTOBER 16, 1997                        SIX MONTHS
                                                       (DATE OF INCEPTION)   YEAR ENDED    ENDED SEPTEMBER 30,
                                                          TO MARCH 31,       MARCH 31,     --------------------
                                                              1998              1999        1998        1999
                                                       -------------------   ----------    -------    ---------
                                                                                               (UNAUDITED)
Cash flows from operations:
Net loss.............................................        $ (103)          $(3,240)      $(642)     $(8,799)
  Adjustments to reconcile net loss to net cash used
    in operating activities:
    Depreciation and amortization....................             3               250          16          535
    Provision for bad debts..........................            --                10          --           12
    Stock-based compensation expense for shares
       issued to founder.............................            --               614          --           --
    Warrants issued for services.....................            --                --          --          212
    Amortization of unearned stock-based
       compensation..................................            --               543         162        3,083
    Change in assets and liabilities:
         Accounts receivable.........................            --              (678)        (84)        (916)
         Prepaid expenses and other current assets...            (3)             (113)         (5)          20
         Restricted cash.............................            --              (108)         --           --
         Other assets................................           (15)              (49)          1         (611)
         Accounts payable............................            21               570          84          993
         Accrued liabilities.........................             1               220          (1)       1,156
                                                             ------           -------       -----      -------
         Net cash used in operating activities.......           (96)           (1,981)       (469)      (4,315)
                                                             ------           -------       -----      -------
Cash flows from investing activities:
  Acquisition of property and equipment..............           (31)           (2,423)       (175)      (1,896)
                                                             ------           -------       -----      -------
         Net cash used in investing activities.......           (31)           (2,423)       (175)      (1,896)
                                                             ------           -------       -----      -------
Cash flows from financing activities:
  Proceeds from long-term debt.......................            --               350          68           --
  Principal payments on long-term debt...............            --              (173)         --         (229)
  Proceeds from bridge loan..........................            --                --          --           --
  Proceeds from sale of assets, subject to
    lease-back.......................................            --               714          --           --
  Proceeds from issuance of common stock.............             6                --          --          114
  Proceeds from issuance of convertible preferred
    stock, net.......................................         1,153             5,345          --       10,644
  Repayment of stock subscription....................            --                --          --            1
                                                             ------           -------       -----      -------
         Net cash provided by financing activities...         1,159             6,236          68       10,530
                                                             ------           -------       -----      -------
Net increase (decrease) in cash and cash
  equivalents........................................         1,032             1,832        (576)       4,319
Cash and cash equivalents at beginning of period.....            --             1,032       1,032        2,864
                                                             ------           -------       -----      -------
Cash and cash equivalents at end of period...........        $1,032           $ 2,864       $ 456      $ 7,183
                                                             ======           =======       =====      =======
Supplemental disclosure of cash flow information:
  Cash paid for interest.............................        $    1           $    18       $   1      $   117
Supplemental disclosure of noncash financing
  activities:
  Acquisition of software license in exchange for
    note.............................................        $   --           $   291       $  --      $    --
  Contribution of technology in exchange for Common
    Stock............................................        $    1           $    --       $  --      $    --
  Warrant issued for preferred stock.................        $   --           $    52       $  --      $    --
  Assets acquired under capital leases...............        $   --           $   714       $  --      $   513
  Unearned stock-based compensation..................        $   --           $ 1,769       $ 194      $12,692

The accompanying notes are an integral part of these financial statements.

                              DIGITAL IMPACT, INC.


                         NOTES TO FINANCIAL STATEMENTS

NOTE 1 -- THE COMPANY:

     Digital Impact, Inc. (the "Company") was incorporated in the state of California on October 16, 1997. The Company is a leading provider of e-marketing services. The Company's (primary suite) of e-marketing services, Merchant Mail, is sold as a single service and currently consists of the following components: email campaign management, targeting and personalization, media optimization, tracking and reporting, and data hosting and management. In connection with the organization of the Company, the founders transferred some proprietary technology and other intangible assets to the Company in exchange for 6,000,000 shares of common stock. For accounting purposes, a nominal value was assigned to this transaction as there was no predecessor basis in the technology and other intangible assets.

NOTE 2 -- SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

UNAUDITED INTERIM RESULTS

     The accompanying balance sheet as of September 30, 1999, the statements of operations and of cash flows for the six months ended September 30, 1998 and 1999 and the statement of stockholders' equity for the six months ended September 30, 1999 are unaudited. The unaudited interim financial statements have been prepared on the same basis as the annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company's financial position and its results of operations and its cash flows for the six months ended September 30, 1998 and 1999. The financial data and other information disclosed in these notes to financial statements related to these periods are unaudited. The results for the six months ended September 30, 1999 are not necessarily indicative of the results to be expected for the year ending March 31, 2000.

USE OF ESTIMATES

     Preparation of the accompanying financial statements in conformity with generally accepted accounting principles requires management to make certain estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reported period. Actual results could differ from those estimates.

REVENUE RECOGNITION

     The Company generates revenues from the sale of services such as design and execution of Internet direct marketing or e-marketing campaigns. For each campaign, the Company charges their clients a fixed fee for the set up and a variable fee based on the number of emails sent to the customers of the Company's clients. The Company also enters into contractual arrangements to provide a minimum number of email campaigns for a monthly fee. Revenue is recognized upon the completion of campaigns provided that there are no remaining significant obligations and collection of the resulting receivable is probable.

CASH AND CASH EQUIVALENTS

     The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents. At March 31, 1999, approximately $108,000 of cash was pledged as collateral for an outstanding letter of credit (see Note 5).

                              DIGITAL IMPACT, INC.

CONCENTRATION OF CREDIT RISK AND OTHER RISKS AND UNCERTAINTIES

     The Company's cash and cash equivalents are maintained at a major U.S. financial institution. Deposits in this institution may exceed the amount of insurance provided on such deposits.

     During the year ended March 31, 1999, three clients accounted for 26.8%, 11.5% and 10.9% of the Company's revenue and as of March 31, 1999, these same three clients accounted for 22.1%, 12.5% and 13.6% of accounts receivables. For the six months ended September 30, 1999, four of the Company's clients accounted for 9.7%, 8.4%, 8.4% and 8.2% of revenues for that period.

FINANCIAL INSTRUMENTS

     The carrying value of the Company's financial instruments, including cash and cash equivalents, restricted cash, accounts receivable, accounts payable and accrued liabilities approximate their fair value due to their relatively short maturities.

RESEARCH AND DEVELOPMENT EXPENSES

     Research and development costs are expensed as incurred.

PROPERTY AND EQUIPMENT

     Property and equipment are stated at cost. Depreciation and amortization is computed using the straight-line method over the shorter of the estimated useful lives of the assets, generally three to five years, or the lease term, if applicable. Gains and losses upon asset disposal are taken into income in the year of disposition. Maintenance and repairs are charged to operations as incurred.

IMPAIRMENT OF LONG-LIVED ASSETS

     The Company continually monitors its long-lived assets to determine whether any impairment of these assets has occurred. In making such determination, the Company evaluates the performance of the underlying products and product lines. The Company recognizes impairment of long-lived assets in the event the net book value of such assets exceeds the future undiscounted cash flows attributable to such assets. No material impairments have been experienced to date.

SEGMENTS

     The Company follows Statement of Financial Accounting Standards No. 131, or SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Company operates in one segment, using one measurement of profitability to manage its business. All long-lived assets are maintained in the United States.

INCOME TAXES

     Deferred tax assets and liabilities are determined based on the differences between financial reporting and tax basis of assets and liabilities, measured at tax rates that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amounts expected to be realized.

                              DIGITAL IMPACT, INC.

ACCOUNTING FOR STOCK-BASED COMPENSATION

     The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board Opinion No. 25, "Accounting for Stock issued to Employees" ("APB No. 25") and Financial Accounting Standards Board Interpretation No. 28, "Accounting for Stock Appreciation Rights and Other Variable Stock Option or Award Plans" ("FIN 28") and complies with the disclosure provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123").

     Under APB No. 25, compensation expense is based on the difference, if any, on the date of the grant, between the fair value of the Company's stock and the exercise price. SFAS No. 123 defines a "fair value" based method of accounting for an employee stock option or similar equity investment. The pro forma disclosures of the difference between compensation expense included in net loss and the related cost measured by the fair value method are presented in Note 6.

     The Company accounts for equity instruments issued to non-employees in accordance with the provisions of SFAS 123 and Emerging Issues Task Force Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

COMPREHENSIVE INCOME

     Comprehensive income is defined as the change in equity of a business enterprise during a period from transactions and other events and circumstances from non-owner sources. Through March 31, 1999, the Company has not had any transactions that are required to be reported in other comprehensive income.

NET LOSS PER COMMON SHARE

     Basic net loss per share is computed by dividing net loss available to common stockholders by the weighted average number of vested common shares outstanding for the period. Diluted net loss per share is computed giving effect to all dilutive potential common shares, including options, warrants and preferred stock. Options, warrants and preferred stock were not included in the computation of diluted net loss per share for the period ended March 31, 1998, for the year ended March 31, 1999 and for the six months ended September 30, 1998 and September 30, 1999 because the effect would be antidilutive. A reconciliation of the numerator and denominator used in the

                              DIGITAL IMPACT, INC.

calculation of historical basic and diluted net loss per share follows (in thousands, except per share data):

                                              PERIOD FROM
                                           OCTOBER 16, 1997,                       SIX MONTHS
                                          (DATE OF INCEPTION)   YEAR ENDED    ENDED SEPTEMBER 30,
                                             TO MARCH 31,       MARCH 31,     --------------------
                                                 1998              1999         1998        1999
                                          -------------------   ----------    --------    --------
                                                                                  (UNAUDITED)
Numerator:
Net loss................................        $  (103)         $(3,240)     $  (642)    $(8,799)
                                                =======          =======      =======     =======
Denominator:
     Weighted average common shares
       outstanding......................          4,771            6,002        6,000       6,333
     Weighted average unvested common
       shares subject to repurchase.....         (4,540)          (4,869)      (5,670)     (3,342)
                                                -------          -------      -------     -------
Denominator for basic and diluted
  calculation...........................            231            1,133          330       2,991
                                                =======          =======      =======     =======
Net loss per common share -- basic and
  diluted...............................        $ (0.45)         $ (2.86)     $ (1.95)    $ (2.94)
                                                =======          =======      =======     =======

ANTIDILUTIVE SECURITIES

     Warrants to purchase 86,000 shares of Series A convertible preferred stock at an exercise price of $0.2083 per share have not been included in the computation of diluted net loss per share for the period from October 16, 1997 (date of inception) to March 31, 1998. Options to purchase 1,887,000 shares of common stock at a weighted average exercise price of $0.084 per share and warrants to purchase 152,000 shares of Series A and B convertible preferred stock at a weighted average exercise price of $0.643 per share have not been included in the computation of diluted net loss per share for the year ended March 31, 1999. Options to purchase 3,518,000 shares of common stock at a weighted average exercise price of $1.05 per share and warrants to purchase 128,000 shares of Series A and B convertible preferred stock at a weighted average exercise price of $0.72 per share have not been included in the computation of diluted net loss per share for the six months ended September 30, 1999.

     Additionally, all shares of convertible preferred stock have not been included in the computation of diluted net loss per share for all periods presented as they are anti-dilutive (see Note 9).

RECENT ACCOUNTING PRONOUNCEMENTS

     In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position No. 98-1, or SOP 98-1, "Software for Internal Use," which provides guidance on accounting for the cost of computer software developed or obtained for internal use. SOP 98-1 is effective for financial statements for fiscal years beginning after December 15, 1998. The Company does not expect that the adoption of SOP 98-1 will have a material impact on its financial statements.

     In April 1998, the Accounting Standards Executive Committee issued Statement of Position 98-5, or SOP 98-5, "Reporting on the Costs of Start-Up Activities." This standard requires

                              DIGITAL IMPACT, INC.

companies to expense the costs of start-up activities and organization costs as incurred. In general, SOP 98-5 is effective for fiscal years beginning after December 15, 1998. The Company believes the adoption of SOP 98-5 will not have a material impact on its results of operations.

     In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards No. 133, or SFAS 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes new standards of accounting and reporting for derivative instruments and hedging activities. SFAS 133 requires that all derivatives be recognized at fair value in the statement of financial position, and that the corresponding gains or losses be reported either in the statement of operations or as a component of comprehensive income, depending on the type of hedging relationship that exists. SFAS 133 will be effective for fiscal years beginning after June 15, 2000. The Company does not currently hold derivative instruments or engage in hedging activities.

\ NOTE 3 -- BALANCE SHEET COMPONENTS

PROPERTY AND EQUIPMENT, NET (IN THOUSANDS):

                                                                MARCH 31,
                                                              --------------
                                                              1998     1999
                                                              ----    ------
Furniture and office equipment..............................  $ 3     $  201
Computer equipment and software.............................   28      2,544
                                                              ---     ------
Total cost..................................................   31      2,745
Less accumulated depreciation...............................   (3)      (251)
                                                              ---     ------
                                                              $28     $2,494
                                                              ===     ======

     Depreciation and amortization expense was $3,000 and $248,000 for the period ended March 31, 1998 and for the year ended March 31, 1999, respectively.

     During the year ended March 31, 1999, the Company sold to a financial institution computer equipment and software at cost and leased-back the assets, which were classified as capital leases. The cost of the assets acquired under capital leases was $714,000 at March 31, 1999. The accumulated depreciation on these assets was $11,000 at March 31, 1999.

ACCRUED LIABILITIES (IN THOUSANDS):

                                                               MARCH 31,
                                                              ------------
                                                              1998    1999
                                                              ----    ----
Payroll and related.........................................  $ --    $185
Other.......................................................     1      36
                                                              ----    ----
                                                              $  1    $221
                                                              ====    ====

NOTE 4 -- BORROWINGS:

     The Company had $312,000 outstanding for equipment purchases under a loan and security agreement with a bank at March 31, 1999. The loan agreement provides for borrowings of up to $350,000, $300,000 of which is collateralized by the Company's property and equipment. Under the terms of the loan agreement, certain transactions, including payment of dividends, are prohibited without the bank's consent. The loan bears interest at the prime rate (8.25% at March 31, 1999) plus

                              DIGITAL IMPACT, INC.

0.25% per annum. The Company is required to make monthly repayments on this loan through December 2000. Principal payments under the loan are $200,000 in the year ending March 31, 2000 and $112,000 in the year ending March 31, 2001.

     In November 1998, the Company acquired a software license in exchange for a promissory note for $291,000. The note bears interest at 12.7% per annum. This note is collateralized by the software license purchased. Remaining principal payments due under the note are $34,000 in the year ending March 31, 2000 and $122,000 in the year ending March 31, 2001.

     On February 12, 1999, the Company signed an agreement with a leasing company for a leasing line of credit of $2.0 million. Amounts borrowed under this agreement bear interest at rates of between 6.2 and 10.1% and are collateralized by the leased assets. At March 31, 1999, the Company had used $714,000 of this leasing line of credit. In conjunction with this agreement, the Company issued a warrant to the leasing company for 66,000 shares of Series B convertible preferred stock at an exercise price of $1.20875 per share (see Note
6).

NOTE 5 -- COMMITMENTS:

OPERATING LEASES

     The Company leases its facility under an operating lease which expires in 2002. Rent expense for the period from October 16, 1997 (date of inception) to March 31, 1998 and for the year ended March 31, 1999 was $7,000 and $122,000 respectively. Rent expense for the six months ended September 30, 1999 was $387,000.

     Future minimum lease payments under noncancelable capital and operating leases, including lease commitments entered into as of March 31, 1999 are as follows (in thousands):

                        YEAR ENDING                           CAPITAL    OPERATING
                         MARCH 31,                            LEASES      LEASES
                        -----------                           -------    ---------
2000........................................................   $267       $  423
2001........................................................    267          435
2002........................................................    173          353
2003........................................................     40           --
                                                               ----       ------
Total minimum lease payments................................    747       $1,211
                                                               ----       ======
Less: Discount due to warrants..............................    (50)
Less: Amount representing interest..........................    (33)
                                                               ----
Present value of capital lease obligations..................    664
Less: Current portion.......................................    207
                                                               ----
Long-term portion of capital lease obligations..............   $457
                                                               ====

LETTER OF CREDIT

     The Company obtained a letter of credit from a financial institution totaling $108,000 in lieu of a security deposit for leased office space. No amounts have been drawn against the letter of credit at March 31, 1999.

                              DIGITAL IMPACT, INC.

NOTE 6 -- STOCKHOLDERS' EQUITY:

CONVERTIBLE PREFERRED STOCK

     Convertible preferred stock at March 31, 1999 consists of the following (in thousands):

                                                                                          PROCEEDS
                                                          SHARES                           NET OF
                                                 ------------------------   LIQUIDATION   ISSUANCE
                    SERIES                       AUTHORIZED   OUTSTANDING     AMOUNT       COSTS
                    ------                       ----------   -----------   -----------   --------
A..............................................     6,000        5,592        $1,165       $1,153
B..............................................     6,000        4,448         5,375        5,345
C..............................................     4,000           --            --           --
                                                  -------       ------        ------       ------
                                                   16,000       10,040        $6,540       $6,498
                                                  =======       ======        ======       ======

     The holders of convertible preferred stock have various rights and preferences as follows:

DIVIDENDS

     The holders of Series A and Series B convertible preferred stock are entitled to receive dividends of $0.0167 and $0.0967 per share per annum, respectively. Such dividends, which are in preference to any common stock dividends, are payable whenever funds are legally available and when declared by the board of directors. The right of the holders of the preferred stock to receive dividends is not cumulative. At March 31, 1999 no dividends have been declared.

LIQUIDATION

     In the event of any liquidation, dissolution or winding up of the Company, the holders of convertible preferred stock are entitled to receive, prior and in preference to any distribution of any of the assets of the Company to the holders of common stock, an amount per share equal to the sum of $0.2083 and $1.2085 for each outstanding share of Series A and Series B convertible preferred stock, respectively, plus any declared and unpaid dividends. If the funds available for distribution are insufficient to cover the liquidation preference, then the entire assets and funds of the Company legally available for distribution are to be distributed ratably among the holders of preferred stock.

     After payment of the full liquidation preference of the preferred stockholders, any remaining assets of the Company legally available are to be distributed ratably to the holders of common stock.

CONVERSION

     Each share of preferred stock, at the option of the holder, is convertible into a number of fully paid shares of common stock as determined by dividing the respective preferred stock issue price by the conversion price in effect at the time. The initial conversion prices of Series A and Series B convertible preferred stock are $0.2083 and $1.2085, respectively, subject to adjustments in accordance with antidilution provisions contained in the Company's Certificate of Incorporation. Conversion is automatic immediately upon the closing of a firm commitment underwritten public offering in which the per share price values the Company on a fully-diluted basis to be at least $125 million, and the gross proceeds raised exceed $10,000,000.

                              DIGITAL IMPACT, INC.

VOTING RIGHTS

     As long as at least 4,140,000 shares of preferred stock remain outstanding, the Company must obtain approval from a majority of the holders of preferred stock to declare or pay any dividend on common stock; redeem, purchase or otherwise acquire any common stock other than shares subject to right of repurchase by the Company; cause the acquisition, reorganization, merger or consolidation of the Company that results in a transfer of 50% or more of the voting control of the Company; authorize or issue another equity security having a preference over, or being on parity with, the Series A and Series B convertible preferred stock; increase the number of directors of the Company; or alter the Certificate of Incorporation as it relates to the preferred stock or change the authorized number of shares of preferred stock.

WARRANTS FOR CONVERTIBLE PREFERRED STOCK

     In March 1998, the Company granted a fully exercisable warrant to purchase 86,000 shares of Series A convertible preferred stock for $0.2083 per share in connection with the issuance of Series A convertible preferred stock. Such warrants are outstanding at March 31, 1999 and expire five years after issuance. Using the Black-Scholes pricing model, the Company determined that the fair value of the warrants was $12,000.

     In November 1998, the Company granted a fully exercisable warrant to purchase 66,000 shares of Series B convertible preferred for $1.2085 per share in connection with a capital lease agreement. Such warrants were outstanding at March 31, 1999 and expire five years after issuance. Using the Black Scholes pricing model, the Company determined that the fair value of these warrants was $52,000. The warrants were recorded as a discount on the debt and will be amortized over the life of the underlying borrowings. The amortization recorded in the year ended March 31, 1999 was $2,000.

COMMON STOCK

     Share information for all periods has been retroactively adjusted to reflect a 10-for-1 common stock split effected in March 1998 and a 3-for-1 preferred and common stock split effected in November 1998.

     The Company has issued 6,000,000 shares of its common stock to the founders of the Company under stock purchase agreements. Each share of common stock has the right to one vote. The holders of common stock are also entitled to receive dividends whenever funds are legally available and when declared by the Board of Directors, subject to the prior rights of holders of all classes of stock outstanding having priority rights as to dividends. No dividends have been declared or paid through March 31, 1999.

     All of the 6,000,000 shares of common stock issued thus far have been issued under restrictive stock purchase agreements, under which the Company has the option to repurchase issued shares of common stock. Generally, 25% of the Company's repurchase rights lapse within one year, with the remaining rights lapsing at a rate of 2.083% per month until all shares have been released. At March 31, 1998 and 1999, 5,670,000 and 3,609,000 outstanding common shares were subject to repurchase, respectively.

FAIR VALUE OF COMMON STOCK

     In the absence of a public trading market for the Company's common stock, alternative means for determining the fair value were used by the Board of Directors. Factors considered included the

                              DIGITAL IMPACT, INC.

consideration received from third parties for the issuance of the Series A, B and C preferred stock of the Company, the significant liquidation, participation and other preferences of the holders of these preferred stocks, the financial condition of the Company, including milestones in the development of the Company's business and the market conditions.

STOCK OPTION PLAN

     In 1998, the Company adopted the 1998 Stock Plan (the "Plan") under which 3,795,000 shares of the Company's common stock were reserved for issuance to employees, directors and consultants. Options granted under the Plan may be incentive stock options or non-statutory stock options. Incentive stock options may only be granted to employees. The board of directors determines the period over which options become exercisable, however, options shall become exercisable at a rate of no less than 20% per year over five years from the date the options are granted. The exercise price of incentive stock options and non-statutory stock options shall be no less than 100% and 85%, respectively, of the fair market value per share of the Company's common stock on the grant date. The term of the options granted under the Plan may range from four to ten years.

     Activity under this Plan is as follows (in thousands, except per share amounts):

                                                                 OPTIONS OUTSTANDING
                                                ------------------------------------------------------
                                     SHARES                                    WEIGHTED
                                    AVAILABLE   NUMBER OF     PRICE PER        AVERAGE       AGGREGATE
                                    FOR GRANT    SHARES         SHARE       EXERCISE PRICE   PROCEEDS
                                    ---------   ---------   -------------   --------------   ---------
Options reserved at Plan
  inception.......................    1,695          --          --                --             --
                                     ------
Balances, March 31, 1998..........    1,695          --          --                --             --
Additional shares reserved........    2,101          --          --                --             --
Options granted...................   (1,965)      1,965     $0.02-$0.25         $0.08         $  160
Options exercised.................       --         (22)    $   0.02            $0.02         $    0
Options cancelled.................       56         (56)    $0.02-$0.25         $0.03         $   (2)
                                     ------       -----                                       ------
Balances, March 31, 1999..........    1,887       1,887     $0.02-$0.25         $0.08         $  158
Additional shares reserved........    5,000
Options granted...................   (2,492)      2,492     $0.25-$7.00         $1.46         $3,644
Options exercised.................       --        (735)    $0.02-$0.25         $0.16         $ (114)
Options cancelled.................      126        (126)    $0.02-$0.25         $0.06         $   (8)
                                     ------       -----                                       ------
Balances, September 30, 1999
  (unaudited).....................    4,521       3,518     $0.02-$7.00         $1.05         $3,680
                                     ======

                              DIGITAL IMPACT, INC.

PRO FORMA STOCK-BASED COMPENSATION

     The Company has adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, "Accounting for Stock-Based Compensation" ("SFAS No. 123"). Had compensation cost been determined based on the fair value at the grant date for the awards for the period ended March 31, 1999 and the six months ended September 30, 1999 consistent with the provisions of SFAS No. 123, the Company's net loss for the year ended March 31, 1999 and for the six months ended September 30, 1999, respectively, would have been as follows (in thousands, except per share amounts):

                                                                               SIX MONTHS
                                                                YEAR ENDED        ENDED
                                                                MARCH 31,     SEPTEMBER 30,
                                                                   1999           1999
                                                                ----------    -------------
                                                                               (UNAUDITED)
Net loss attributable to common stockholders -- as
  reported..................................................     $(3,240)        $(8,799)
Net loss attributable to common stockholders -- pro forma...     $(3,252)        $(8,964)
Net loss per common share -- basic and diluted as
  reported..................................................     $ (2.86)        $ (2.94)
Net loss per common share -- basic and diluted pro forma....     $ (2.87)        $ (3.00)

     Such pro forma disclosures may not be representative of future compensation cost because options vest over several years and additional grants are made each year. The fair value of each option grant is estimated on the date of grant using the minimum value method with the following assumptions used for grants:

                                                                        SIX MONTHS
                                                         YEAR ENDED        ENDED
                                                         MARCH 31,     SEPTEMBER 30,
                                                            1999           1999
                                                         ----------    -------------
                                                                        (UNAUDITED)
Expected volatility....................................     0%             0%
Weighted average risk-free interest rate...............   5.18%          5.56%
Expected life (from vesting date)......................  5 years        5 years
Expected dividends.....................................     0%             0%

MINIMUM VALUE OF OPTION

     Based on the above assumptions, the weighted average minimum values per share of options granted were $0.02 and $0.36 for the year ended March 31, 1999 and the six months ended September 30, 1999, respectively.

                              DIGITAL IMPACT, INC.

     The options outstanding and currently exercisable by exercise price at March 31, 1999 are as follows (in thousands except per share amounts):

           OPTIONS OUTSTANDING
  --------------------------------------    OPTIONS EXERCISABLE
                  WEIGHTED                 ----------------------
                   AVERAGE      WEIGHTED                 WEIGHTED
                  REMAINING     AVERAGE                  AVERAGE
    NUMBER       CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
  OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE    PRICE
  -----------   -------------   --------   -----------   --------
     1,376           9.2         $0.03         64         $0.02
       511           9.8         $0.25          3         $0.25
     -----                                     --
     1,887           9.4                       67
     =====                                     ==

     The options outstanding and currently exercisable by exercise price at September 30, 1999 (unaudited) are as follows (in thousands except per share amounts):

           OPTIONS OUTSTANDING
  --------------------------------------    OPTIONS EXERCISABLE
                  WEIGHTED                 ----------------------
                   AVERAGE      WEIGHTED                 WEIGHTED
                  REMAINING     AVERAGE                  AVERAGE
    NUMBER       CONTRACTUAL    EXERCISE     NUMBER      EXERCISE
  OUTSTANDING   LIFE (YEARS)     PRICE     EXERCISABLE    PRICE
  -----------   -------------   --------   -----------   --------
       996           8.7         $0.03         335        $0.02
     1,243           9.5         $0.25          22        $0.25
     1,279           9.9         $2.61          26        $2.50
     -----                                     ---
     3,518           9.4                       383
     =====                                     ===

     During the year ended March 31, 1999 the Company recorded unearned stock-based compensation totalling $1,769,000 which is being amortized to expense over the period during which the options vest, generally four years using the method set out in Example 2 of FASB Interpretation No. 28 ("FIN 28"). Under the FIN 28 method, each vested tranche of options is accounted for as a separate option grant awarded for past services. Accordingly, the compensation expense is recognized over the period during which the services have been provided. This method results in a front-loading of the compensation expense. For the year ended March 31, 1999, the Company recorded stock-based compensation of $543,000 in respect of options granted to employees and non-employees during the year. In addition, the Company recognized additional stock-based compensation of $614,000 in the year for 270,000 shares of common stock which the Company bonused to a founder. (See Note 8). Based on the above assumptions, the weighted average fair values per share of options granted were $0.98 and $6.41 for the year ended March 31, 1999 and the six months ended September 30, 1999 respectively.

NOTE 7 -- INCOME TAXES:

     At March 31, 1999, the Company had federal and state net operating loss carryforwards of approximately $2,107,000 available to offset future regular and alternative minimum taxable income. The Company's federal and state net operating loss carryforwards expire in 2005 through 2019.

                              DIGITAL IMPACT, INC.

     At March 31, 1999, the Company had federal and state research and development and other credits of approximately $34,000 and $26,000, respectively. The research and development credit carryforwards expire in 2019, if not utilized.

     The Tax Reform Act of 1986 limits the use of net operating loss and tax credit carryforward in certain situations where changes occur in the stock ownership of a company. If the Company should have an ownership change, as defined for tax purposes, utilization of the carryforwards could be restricted.

     Temporary differences which give rise to significant portions of deferred tax assets and liabilities at March 31, 1998 and 1999 are as follows (in thousands):

                                                                MARCH 31,
                                                              -------------
                                                              1998    1999
                                                              ----    -----
Net operating loss carryforwards............................  $ 12    $ 839
Research and development credit carryover...................    --       51
Capitalized start-up and other..............................    28       37
                                                              ----    -----
Total deferred tax assets...................................    40      927
Less valuation allowance....................................   (40)    (927)
                                                              ----    -----
Net deferred tax asset......................................  $ --    $  --
                                                              ====    =====

     The Company has established a 100% valuation allowance at March 31, 1999 as it appears more likely than not that no benefit will be realized for its deferred tax assets.

NOTE 8 -- RELATED PARTY TRANSACTION:

     On February 11, 1999, the Board of Directors approved the contribution of 270,000 shares of common stock from one of the founders to the Company. The Company then issued these shares to another founder as a bonus. The fair value of the shares on February 11, 1999 was determined to be $2.27 per share. The Company recognized $614,000 in stock-based compensation in connection with this transaction for the year ended March 31, 1999 based on the methodology described in Note 6 under the heading "Fair Value of Common Stock."

NOTE 9 -- UNAUDITED PRO FORMA NET LOSS PER COMMON SHARE AND PRO FORMA STOCKHOLDERS' EQUITY:

     Upon the closing of the Company's initial public offering, all outstanding Series A, Series B and Series C convertible preferred stock (See Note 10) will be converted automatically into common stock. The pro forma effect of this conversion has been presented as a separate column in the Company's balance sheet, assuming, that the Series C convertible preferred stock had been issued and this conversion had occurred as of September 30, 1999.

     Pro forma basic and diluted net loss per common share have been computed to give effect to common equivalent shares from preferred stock that will automatically convert upon the closing of the Company's initial public offering (using the as-if-converted method) for the years ended March 31, 1999 and the six months ended September 30, 1999.

                              DIGITAL IMPACT, INC.

     A reconciliation of the numerator and denominator used in the calculation of pro forma basic and fully diluted net loss per common share follows (in thousands except per share data):

                                                                               SIX MONTHS
                                                            YEAR ENDED           ENDED
                                                             MARCH 31,       SEPTEMBER 30,
                                                               1999               1999
                                                            -----------    ------------------
                                                            (UNAUDITED)       (UNAUDITED)
Numerator
Net loss..................................................    $(3,240)          $(8,799)
                                                              -------           -------
Denominator:
  Shares used in computing basic and diluted net loss per
     share................................................      1,133             2,991
  Adjusted to reflect the effect of the assumed conversion
     of convertible preferred stock from the date of
     issuance:
     Series A convertible preferred stock.................      5,592             5,616
     Series B convertible preferred stock.................      1,645             4,448
     Series C convertible preferred stock.................         --             1,035
                                                              -------           -------
Weighted average shares used in computing pro forma basic
  and diluted net loss per share..........................      8,370            14,090
                                                              -------           -------
Pro forma basic and diluted net loss per share............    $ (0.39)          $ (0.62)
                                                              =======           =======

NOTE 10 -- SUBSEQUENT EVENTS:

OFFICE LEASE

     On May 28, 1999, the Company entered into a lease agreement to lease additional office space. The Company is required to make monthly payments for each fiscal year in total as follows (in thousands):

                      YEAR ENDING
                       MARCH 31,
                      -----------
2000....................................................  $  332
  2001..................................................     732
  2002..................................................     819
  2003..................................................     824
                                                          ------
                                                          $2,707
                                                          ======

1998 STOCK OPTION PLAN

     On July 1, 1999, the board of directors authorized an increase in the number of shares reserved under the 1998 stock option plan of 1,000,000 shares of common stock.

SERIES C FINANCING

     On June 30, 1999, the Company received a $500,000 bridge loan from one of its existing investors. On July 7, 1999, the Company issued 2,228,000 shares of Series C convertible preferred stock for $4.785 per share for total cash proceeds of $10,160,000 and the conversion of the $500,000 bridge loan. The holders of Series C convertible preferred stock are entitled to receive dividends of

                              DIGITAL IMPACT, INC.

$0.3825 per share per annum when declared by the board of directors and $4.785 per share upon liquidation. Each share of Series C convertible preferred stock converts automatically into one share of common stock upon the closing of a firm commitment underwritten public offering.

STOCK SPLIT AND AMENDMENT TO ARTICLES OF INCORPORATION

     On July 8, 1999, the board of directors approved a 2-for-1 forward split of its preferred and common stock. All common stock data and common stock option plan information in this report has been restated to reflect the split. In addition, the conversion prices of the Company's Series A, Series B and Series C convertible preferred stock have also been adjusted to reflect the effect of the split.

     Additionally, on August 16, 1999 the board of directors amended the Articles of Incorporation to increase the number of common shares authorized to 54,000,000 and the number of preferred shares authorized to 16,000,000.

REINCORPORATION

     On September 16, 1999, the Company authorized the reincorporation of the Company in the State of Delaware.

     Following the reincorporation, the Company will be authorized to issue 54,000,000 shares of $0.001 par value common stock and 16,000,000 shares of $0.001 par value preferred stock. The board of directors has the authority to issue the undesignated preferred stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof.

AMENDED AND RESTATED 1998 STOCK PLAN

     On September 16, 1999, the board of directors amended the 1998 stock option plan, which provides for the grant of incentive stock options to employees and non-statutory stock options to employees, non-employees, directors and consultants. A total of 8,795,000 shares of common stock has been reserved under the plan.

1999 DIRECTOR OPTION PLAN

     On September 16, 1999, the Company adopted the 1999 director option plan under which 500,000 shares have been reserved for issuance of common stock.

EMPLOYEE STOCK PURCHASE PLAN

     On September 16, 1999, the board of directors adopted the employee stock purchase plan under which 700,000 shares have been reserved for issuance and approved for issuance. The 1999 employee stock purchase plan contains successive six-month offering periods and the price of stock purchased under the plan is 85% of the lower of the fair value of the common stock either at the beginning of the period or at the end.

STOCK-BASED COMPENSATION

     In connection with certain stock option grants to employees and non-employees during the six months ended September 30, 1999, the Company recorded unearned stock-based compensation totalling $12,692,000, which is being amortized over the vesting periods of the related options which

                              DIGITAL IMPACT, INC.

is generally four years. Stock-based compensation expense recognized during the six months ended September 30, 1999 totalled approximately $3,295,000.

     The total unamortized unearned stock-based compensation recorded for all option grants through September 30, 1999 will be amortized as follows: $3.8 million for the remainder of the year ending March 31, 2000; $4.2 million for the year ending March 31, 2001; $2.0 million for the year ending March 31, 2002; $771,000 for the year ending March 31, 2003 and thereafter.

INITIAL PUBLIC OFFERING

     On September 16, 1999, the board of directors approved the filing of a registration statement for an underwritten public offering of the Company's common stock whereupon the authorized number of shares of common stock will be increased to 100,000,000 and the authorized number of shares of undesignated preferred stock will be reduced to 5,000,000.

                                      LOGO

                                    PART II


                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the securities being registered. All amounts shown are estimates except for the SEC registration fee and the NASD filing fee.


SEC registration fee........................................  $   21,580
NASD filing fee.............................................       7,000
NASDAQ National Market Fees.................................      95,000
Blue Sky qualification fees and expenses....................       5,000
Printing and engraving expenses.............................     250,000
Accountant's fees and expenses..............................     325,000
Legal fees and expenses.....................................     500,000
Miscellaneous...............................................      96,420
                                                              ----------
  Total.....................................................  $1,300,000
                                                              ==========


ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Section 145 of the Delaware General Corporation Law permits a corporation to include in its charter documents, and in agreements between the corporation and its directors and officers, provisions expanding the scope of indemnification beyond that specifically provided by the current law.

     Article VIII of the Registrant's Restated Certificate of Incorporation provides for the indemnification of directors to the fullest extent permissible under Delaware law.

     Article VI of the Registrant's Bylaws provides for the indemnification of officers, directors and third parties acting on behalf of the Registrant if such person acted in good faith and in a manner reasonably believed to be in and not opposed to the best interest of the Registrant, and, in any criminal action or proceeding, the indemnified party had no reason to believe his or her conduct was unlawful.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES.

     (a) Since October 1997, the Registrant has issued and sold (without payment of any selling commission to any person) the following unregistered securities:

          (1) In March 1998, the Registrant completed a ten-for-one stock split of its outstanding common stock in which each outstanding share of its common stock was split into ten shares of common stock.

          (2) In November 1998, the Registrant completed a three-for-one stock split of its outstanding common and preferred stock in which each outstanding share of common stock was split into three shares of common stock, and each share of preferred stock was split into three shares of preferred stock.

          (3) In August 1999, the Registrant completed a two-for-one stock split of its outstanding common and preferred stock in which each outstanding share of common stock was split into two shares of common stock, and each outstanding share of preferred stock was split into two shares of preferred stock.

          (4) In July 1999, the Registrant issued and sold shares of series C preferred stock convertible into an aggregate of 2,227,794 shares of common stock to a total of 8 investors for an aggregate purchase price of $10,659,995.

          (5) In November 1998, the Registrant issued and sold shares of its series B preferred stock convertible into an aggregate of 4,448,264 shares of common stock to a total of 8 investors for an aggregate purchase price of $5,375,060.

          (6) In March 1998, the Registrant issued and sold shares of its series A preferred stock convertible into an aggregate of 5,592,000 shares of common stock to a total of 11 investors for an aggregate purchase price of $1,165,000.00.

          (7) As of September 30, 1999, 756,917 shares of common stock had been issued upon exercise of options or pursuant to restricted stock purchase agreements and 3,517,715 shares of common stock were issuable upon exercise of outstanding options under the Registrant's 1998 stock plan.

     (b) There was no underwritten offering employed in connection with any of the transactions set forth in Item 15(a).

     The issuances described in Items 15(a)(1), 15(a)(2) and 15(a)(3) were or will be exempt from registration under Section 2(3) of the Securities Act on the basis that such transaction did not involve a "sale" of securities. The issuances described in Items 15(a)(4), 15(a)(5), and 15(a)(6) were deemed to be exempt from registration under the Securities Act Section 4(2) as transactions by an issuer not involving any public offering. The issuances described in Item 15(a)(7) were deemed to be exempt from registration under the Securities Act in reliance upon Rule 701 promulgated thereunder in that they were offered and sold either under written compensatory benefit plans or under a written contract relating to compensation, as provided by Rule 701. In addition, such issuances were deemed to be exempt from registration under Section 4(2) of the Securities Act as transactions by an issuer not involving any public offering. The recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the securities issued in such transactions. All recipients had adequate access, through their relationships with the Registrant, to information about the Registrant.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

(a) EXHIBITS.


EXHIBIT                                                                SEQUENTIAL
NUMBER                     DESCRIPTION OF DOCUMENT                      PAGE NO.
-------                    -----------------------                     ----------
  1.1*   Form of Underwriting Agreement..............................
  3.1*   Form of Certificate of Incorporation of Digital Impact......
  3.2*   Form of Amended and Restated Certificate of Incorporation of
         the Registrant to be filed promptly after the closing of the offering....................................................
  3.3*   Bylaws of the Registrant....................................
  4.1*   Specimen Common Stock Certificate...........................
  4.2*   Amended and Restated Investor Rights Agreement..............
  5.1*   Opinion of Wilson Sonsini Goodrich & Rosati, Professional
         Corporation.................................................
 10.1*   Amended and Restated 1998 Stock Plan and form of agreements thereunder..................................................
 10.2*   1999 Employee Stock Purchase Plan and form of agreements
         thereunder..................................................
 10.3*   1999 Director Option Plan and form of agreements
         thereunder..................................................
 10.4*   Employment Agreement by and between Registrant and David
         Oppenheimer.................................................
 10.5*   Employment Agreement by and between Registrant and Alan
         Flohr.......................................................

EXHIBIT                                                                SEQUENTIAL
NUMBER                     DESCRIPTION OF DOCUMENT                      PAGE NO.
-------                    -----------------------                     ----------
 10.6*   Starter Kit Loan and Security Agreement by and between
         Registrant and Imperial Bank................................
 10.7*   Master Lease Agreement by and between Registrant and
         Comdisco, Inc. .............................................
 10.8*   Standard Form Lease by and between Registrant and Casiopea
         Venture Corporation.........................................
 10.9*   Sublease Agreement by and Registrant and Legato Systems,
         Inc. .......................................................
 10.10*  Form of Indemnification Agreement by and between Registrant and each of its directors and officers......................
 23.1    Consent of PricewaterhouseCoopers LLP, Independent
         Accountants.................................................
 23.2*   Consent of Counsel (see Exhibit 5.1)........................
 24.1*   Power of Attorney (see page II-6)...........................
 27.1*   Financial Data Schedules....................................


-------------------------

* Previously filed.

(b) FINANCIAL STATEMENT SCHEDULES.

     Schedules not listed above have been omitted because the information required to be set forth therein is not applicable or is shown in the financial statements or notes thereto.

ITEM 17. UNDERTAKINGS.

     The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement, certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant under the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. If a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-1 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto, duly authorized, in the City of San Mateo, California, on November 22, 1999.


                                          DIGITAL IMPACT, INC.

                                          By:       /s/ WILLIAM PARK
                                            ------------------------------------
                                                        William Park
                                                  Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            SIGNATURE                             TITLE                       DATE
            ---------                             -----                       ----
         /s/ WILLIAM PARK              Chief Executive Officer and      November 22, 1999
----------------------------------  Chairman of the Board of Directors
           William Park               (Principal Executive Officer)

                *                   Vice President and Chief Financial  November 22, 1999
----------------------------------   Officer, Treasurer and Secretary
        David Oppenheimer                (Principal Financial and
                                           Accounting Officer)

                *                                Director               November 22, 1999
----------------------------------
          Gerardo Capiel

                *                                Director               November 22, 1999
----------------------------------
         Ruthann Quindlen

                *                                Director               November 22, 1999
----------------------------------
          Warren Packard

                *                                Director               November 22, 1999
----------------------------------
          Michael Brown

                               INDEX TO EXHIBITS


EXHIBIT
NUMBER                       DESCRIPTION OF DOCUMENT
-------                      -----------------------
  1.1*     Form of Underwriting Agreement
  3.1*     Form of Certificate of Incorporation of Digital Impact
  3.2*     Form of Amended and Restated Certificate of Incorporation of
           the Registrant to be filed promptly after the closing of the offering
  3.3*     Bylaws of the Registrant
  4.1*     Specimen Common Stock Certificate
  4.2*     Amended and Restated Investor Rights Agreement
  5.1*     Opinion of Wilson Sonsini Goodrich & Rosati, Professional
           Corporation
 10.1*     Amended and Restated 1998 Stock Plan and form of agreements thereunder
 10.2*     1999 Employee Stock Purchase Plan and form of agreements
           thereunder
 10.3*     1999 Director Option Plan and form of agreements thereunder
 10.4*     Employment Agreement by and between Registrant and David
           Oppenheimer
 10.5*     Employment Agreement by and between Registrant and Alan
           Flohr
 10.6*     Starter Kit Loan and Security Agreement by and between
           Registrant and Imperial Bank
 10.7*     Master Lease Agreement by and between Registrant and
           Comdisco, Inc.
 10.8*     Standard Form Lease by and between Registrant and Casiopea
           Venture Corporation
 10.9*     Sublease Agreement by and Registrant and Legato Systems,
           Inc.
 10.10*    Form of Indemnification Agreement by and between Registrant and each of its directors and officers
 23.1      Consent of PricewaterhouseCoopers LLP, Independent
           Accountants
 23.2      Consent of Counsel (see Exhibit 5.1)
 24.1*     Power of Attorney (see page II-6)
 27.1*     Financial Data Schedules


-------------------------
* Previously filed.